BIMCO STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 2001"

PART I

1. Shipbroker **N/A**	2. Place and date London, 11 February 2016
3. Owners/Place of business (Cl. 1) **Hai Jiao 1601 Limited** **Trust Company Complex** **Ajeltake Road** **Ajeltake Island** **Majuro** **Marshall Island** **MH96960**	4. Bareboat Charterers/Place of business (Cl. 1) **Creole Spirit L.L.C.** **Trust Company Complex** **Ajeltake Road** **Ajeltake Island** **Majuro** **Marshall Island** **MH96960**
5. Vessel's name, call sign and flag (Cl. 1 and 3) **tbn Creole Spirit** **C6BF3** **Bahamas**	
6. Type of Vessel **LNG carrier**	7. GT/NT **113,263 tons / 33,979 tons**
8. When/Where built **2016/Daewoo Shipping & Marine Engineering Co., Ltd.**	9. Total DWT (abt.) in metric tons on summer freeboard **95,452.3 tons**
10. Classification Society (Cl. 3) **DNV GL**	11. Date of last special survey by the Vessel's classification society **N/A**
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) **N/A**	
13. Port or Place of delivery (Cl. 3) **As per MOA (as defined in Additional Clause 32 (Definitions))**	14. Time for delivery (Cl. 4) **See Additional Clause 35 (Pre-delivery and Delivery)** 15. Cancelling date (Cl. 5) **15 August 2016**
16. Port or Place of redelivery (Cl. 15) **At a safe, ice free port where the Vessell would be afloat at all times**	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) **N/A**
18. Running days' notice if other than stated in Cl. 4 **N/A**	19. Frequency of dry-docking (Cl. 10(g))
20. Trading limits (Cl. 6) **Worldwide within Institute Warranty Limits (IWL)**	
21. Charter period (Cl. 2) **See definition of"Charter Period" under Additional Clause 32 (Definitions)**	22. Charter hire (Cl. 11) **See Additional Clause 40 (Hire)**
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) **See Additional Clause 39(b) (Structural changes and alterations)**	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV **See Additional Clause 40 (Hire)**	25. Currency and method of payment (Cl. 11) **US Dollars (See also Additional Clause 40 (Hire))**

First issued by
The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974
as "Barecon 'A'" and "Barecon 'B'", Revised and amalgamated 1989, Revised 2001

Adopted by
the Documentary Committee of The
Japan Shipping Exchange, Inc.,
Tokyo in 2002

Copyright, published by
The Baltic and International Maritime Council (BIMCO), Copenhagen. Issued November 2001

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I

26. Place of payment; also state beneficiary and bank account (Cl. 11) **See Additional Clause 40 (Hire)** **Beneficiary: Hai Jiao 1601 Limited** **Account Number: 861530123722** **Beneficiary Bank Name: Industrial and Commercial Bank of China (Asia) Limited** **Beneficiary Bank SWIFT:UBHKHKHHXXX** **Intermediary Bank: CHASUS33** **Intermediary Bank Swift: JP Morgan Chase NY**	27. ~~Bank~~ Corporate guarantee/bond (sum and place) (Cl. 24) (optional) **See Clause 24 (Corporate guarantee)**
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **Clause 12(b) applies; form of Financial Instrument and name of mortagee to be determined**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) **See Additional Clause 41 (Insurance)**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **No limitation**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **No limitation**
32. Latent defects (only to be filled in if period other than stated in Cl. 3)	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace period (state number of clear banking days) (Cl. 28) **See Additional Clause 51 (Termination Events)**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **See Additional Clause 76 (Law and jurisdiction)**
36. War cancellation (indicate countries agreed) (Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional) **Part III does not apply**	38. Name and place of Builders (only to be filled in if PART III applies) **Part III does not apply**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **Part III does not apply**	40. Date of Building Contract (only to be filled in if PART III applies) **Part III does not apply**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) **N/A** b) **N/A** c) **N/A**	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional) **No**	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) **Part V does not apply**
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) **Part V does not apply**	45. Country of the Underlying Registry (only to be filled in if PART V applies) **Part V does not apply**
46. Number of additional clauses covering special provisions, if agreed **Clause 32 (Definitions) to Clause 78 (FATCA)**	

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)
For and on behalf of **Hai Jiao 1601 Limited** [signature] **Name:** Roxanne Lorraine Chambers **Title:** Attorney-in-fact	**For and on behalf of** **Creole Spirit L.L.C.** [signature] **Name:** Patrick Smith **Title:** Attorney-in-Fact

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I This document is a computer generated SARECON 2001 form printed by authority of SIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original SIMCO approved document shall apply. SIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original SIMCO approved document and this computer generated document.

PART II "BARECON 2001" Standard Bareboat Charter 1. Definitions 1 In this Charter, the following terms shall have the 2 meanings hereby assigned to them: 3 'The Owners" shall mean the party identified in Box 3; 4 "The Charterers" shall mean the party identified in Box 4; 5 "The Vessel" shall mean the vessel named in Box 5 and 6 with particulars as stated in Boxes 6 to 12. 7 "Financial Instrument" means any Finance Document 8 (as defined in Additional Clause 32 (Definitions)). See also Additional Clause 32 (Definitions) and 33 (Interpretations). the mortgage, deed ef sevenant er ether sush financial security instrument as 9 annexed te this Charter and stated in Bex 28. 10 2. Charter Period 11 In consideration of the hire detailed in Box 22, 12 the Owners have agreed to let and the Charterers have 13 agreed to hire the Vessel for the period stated in Box 21. 14 ("The Charter Period"). 15 3. Delivery- See Additional Clause 35 (Pre-delivery and 16 Delivery) (not applicable when Part Ill applies, as indicated in Box 37) 17 (a) The Owners shall before ami at the time ef delivery 18 exercise due diligence te make the Vessel seaworthy 19 And in e\•ery resfJest ready in hull, machinery ana 20 equifJment fer service under this Charter. 21 The Vessel shall be eelivered by the Owners ana taken 22 ever by the Charterers at the fJOrt er fJiase indicates in 23 Box 1 J in such reaey safe berth as the Charterers may 24 Gire6t, 25 (b) The Vessel shall be fJrefJeFiy eesumented en 26 eelivery in asserdanse 'IJith the laws ef the flag State 27 indicates in Box a ana the requirements ef the 28 slassifisatien sesiety states in Box 10. Tl=le Vessel UfJen 29 delivery shall ha•.•e her survey sysles UfJ te elate and 30 treeing and class certificates valie fer at least the number 31 ef months agrees in Box 12. 32 (G) The deli\•ery ef the Vessel by the O•Nners and the 33 taking ever ef the Vessel by the Charterers shall 34 senstitute a full fJerfermanse by the Owners ef all the 35 Owners' obligations under this Clause J, ana thereafter 36 tl=le Charterers sl=lall net be entitled te mal1e er assert 37 any slaim against the Owners en asseunt ef any 38 seneitiens, refJresentatiens er •.varranties exfJressed er 39 imfJiiee '"Jith resfJeGt te the Vessel but the Owners shall 40 be liable fer the sest ef but net the time fer refJairs er 41 rene'Nals essasiened by latent defects in the 'kssel, 42 l=ler machinery er afJfJUrtenanses, existing at the time ef 43 deli•1ery under this Charter, fJrevided such defects ha•1e 44 manifested tl=lemselves •,•Jitl=lin twelve (12) months after 45 deli·~ery unless otherwise fJre•lided in Box :32. 46 4. Time for Delivery- See Additional Clause 35 (Pre- 4 7 delivery and Delivery) (not applicable when Part Ill applies, as indicated in Box 37) 48 The Vessel shall net be delivered befere the date 49 indicated in Box 14 without the Charterers' consent and 50 the Owners shall exercise due diligence to deliver the 51 Vessel net later than the date indicated in Box 1 a. 52 Unless ethervJise agreed in ~. the O•.¥Aers shall 53 gi\•e tJ:Je Charterers net less than thirty (30) running days' 54 fJFeliminary and net less tl=lan fourteen (14) running days' 55 definite netise of the date en whish the Vessel is 56 exfJested te be ready fer delivery. 57 The O•.vners shall keefJ the Charterers slesely advised 58 ef fJOSsible changes in the Vessel's fJesitien. 59 5. Cancelling - See Additional Clause 34 (Background) 60 (not applicable when Part Ill applies, as indicated in Box 37) 61 (a) Should the Vessel net be delivered latest by the 62 cancelling date indicated in Box 1a, the Charterers shall 63 have the OfJtiOn of sanselling this ChaFtor by giving the 64 Owners notice of sansellation \Yithin thirty six (:36) 65 running hours after the cancelling date stated in Box 66 1 a, failing whish this Charter shall remain in full farce 67 and effect. 68 (b) If it afJfJears that the Vessel will be delayed beyond 69 the cancelling date, the Owners may, as seen as they 70 are in a fJOsitien to state will=! reasonable certainty the 71 day en whisl=l the Vessel should be ready, give notice 72 thereof te the Charterers asking ·.vhether they 'Nill 73 exercise their efJtien ef sanselling, and the GfJtien must 7 4 then be declared \'Jithin one hundred and sixty eight 75 (168) running hours efthe reseifJt by the Charterers ef 76 such notice or \Yithin thirty six (J6) running hours after 77 the cancelling date, whichever is the eaFiier. If the 78 Charterers de net then exersise their OfJtien ef san selling, 79 the seventh day after the readiness date stated in the 80 Owners' notice shall. be substituted fer the cancelling 81 date indicated in Bex 1 a for the fJUrfJOSe of this Clause a. 82 (G) Cancellation under this Clause a shall be without 83 fJrejudise te any claim the Charterers may etl=lerwise 84 have en the Ov.•ners under this Charter. 85 6. Trading Restrictions 86 The Vessel shall be employed in lawful trades for the 87 carriage of suitable lawful merchandise within the trading 88 limits indicated in Box 20. 89 The Charterers undertake not to employ the Vessel or 90 suffer the Vessel to be employed otherwise than in 91 conformity with the terms of the contracts of insurance 92 (including any warranties expressed or implied therein) 93 without first obtaining the consent of the insurers to such 94 employment and complying with such requirements as 95 to extra premium or otherwise as the insurers may 96 prescribe. 97 The Charterers also undertake not to employ the Vessel 98 or suffer her employment in any trade or business which 99 is forbidden by the law of any country to which the Vessel 100 may sail or is otherwise illicit or in carrying illicit or 101 prohibited goods or in any manner whatsoever which 1 02 may render her liable to condemnation, destruction, 1 03 seizure or confiscation. 1 04 Notwithstanding any other provisions contained in this 1 05 Charter it is agreed that nuclear fuels or radioactive 1 06 products or waste are specifically excluded from the 107 cargo permitted to be loaded or carried under this 1 08 Charter. This exclusion does not apply to radio-isotopes 1 09 used or intended to be used for any industrial, 11 0 commercial, agricultural, medical or scientific purposes 111 provided the Owners' prior approval has been obtained 112 to loading thereof. 113 7. Surveys on Delivery and Redelivery 114 (Ret OfJ!3>1ieatle wf:leR .Pat=t !!.' awties, as lREiicated ,'r; ~ 115 The Owners and Charterers shall eash afJfJOint 116 surveyors fer the fJUFfJese ef determining and agreeing 117 in •Nriting the senditien of the Vessel at the time of 118 delivery and redeli\•er)• l=lereunder. The Owners shall 119 bear all eXfjenses of the On hire Survey including less 120 ef time, if any, and the Charterers shall bear all exfJenses 121 ef the Off hire Survey including less of time, if any, at 122 the daily equi•1alent te the rate of hire er fJre rata thereof. 123 8. Inspection- See Additional Clause 48 (kk) 124 (Inspection of Vessel and inspection reports) The Owners shall have tl=le right at any time after gi>Jing 125 reasonable netise te the Charterers te insfJeGt or survey 126 the Vessel er instruct a duly authorised surveyer te carry 127 out sush survey en their behalf: 128 (a) to ascertain the condition of the 1kssel and satisfy 129 themselves thatthe Vessel is being fJFOfJeFiy refJaired 130 ane maintained. The sests and fees fer susl=l insfJeGtien 131 er survey shall be fJaid by the 0\¥Aers unless the Vessel 132 is found te require refJairs er maintenance in order te 133 achieve the condition so fJre•Jided; 134 (b) in ery desk ifthe Charterers l=la><e net dry decked 135 Her in asserdance with Clause 10(g). The sests and fees 136 fer sush insfJestien er survey shall be fJaie by the 137 Charterers; and 138 (G) fer any ether cemmersial reason they consider 139 This document is a computer generated BARECON 2001 form printed by authority of SIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre·printed text of this document which is not clearly visible, the text of the original SIMCO approved document shall apply. SIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original SIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~
~~All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.~~
~~The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.~~

9. Inventories, Oil and Stores
A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers ~~in conjunction with the Owners on~~ delivery and again on redelivery of the Vessel. **See also Additional Clause 37 (Bunkers and luboils).**~~The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10. Maintenance and Operation
(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 14(l), if applicable, at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

~~(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any **relevant** port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) Upon request, ~~The~~**the** Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required. **See also Additional Clause 59 (Operational notifiable Events)**

(d) Flag and Name of Vessel ~~- During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.~~ **See also Additional Clause 39 (Structural changes and alterations)**

(e) Changes to the Vessel ~~- Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but **title to such additional equipment shall be deemed to have passed to the Owners immediately upon such fitting and the value of such additional equipment shall be taken into account when assessing the Vessel's Market Value (as defined in Additional Clause 32 (Definitions)), and the Charterers**
shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire – See Additional Clause 40 (Hire)

~~(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~
~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~
~~(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~
~~(d) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~
~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~
~~(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~
~~(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12. Mortgage See Additional Clause 44 (Owners' mortgage) and Additional Clause 48(q) (Further assurance).

~~*(only to apply if Box 28 has been appropriately filled in)*~~
~~*) (a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
*) (b) The Vessel chartered under this Charter ~~is~~ may be financed by a mortgage according to the Financial Instrument. ~~The~~**On the basis that the Owners will procure the issuance of the Quiet Enjoyment Letter (as defined in Additional Clause 32 (Definitions)),** the Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they ~~have~~ **will, once such Financial Insturment is available,** acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be **reasonably**
required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than ~~stated~~**such mortgage(s) as may be created pursuant to the relevant Financial Instrument**
~~in Box 28~~ and that **subject to the Owners' procurement of the issuance of the relevant Quiet Enjoyment Letter,** they shall not agree to any amendment of ~~the mortgage(s) referred to in Box 28~~ or effect any ~~other~~ mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.
~~*) *(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).*~~

13. Insurance and Repairs – See Additional Clause 41 (Insurance).

~~(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~
~~The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~
~~All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers' account.~~
~~(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
~~(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~
~~(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

14. Insurance, Repairs and Classification

(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).

(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.

(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.

(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.

(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.

The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.

(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.

(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.

(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.

(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.

(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

15. Redelivery – See Additional Clauses 42 (Redelivery) and 43 (Redelivery Conditions).

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien - See paragraph (cc) (Negative Pledge) of Additional Clause 48 (Charterers undertakings)

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."~~

17. Indemnity – See also Additional Clause 60 (Further indemnities).
(a) The Charterers shall indemnify the Owners against any loss, damage or expense **(including, without limitation, reasonable legal expense)** incurred by the Owners arising out of or in relation to **a breach of this Charter and/or** the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense ~~take all reasonable steps to~~ secure that within **forty-five (45) days**~~a reasonable time~~ the Vessel is released, including the provision of bail.
Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.
(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including **H**hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien
~~The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~

19. Salvage
All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average
The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale – See Additional Clause 52 (Sub-chartering and assignment).
~~(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~
~~(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreason-ably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage
*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules**, the Hague Rules or the Hamburg Rules**. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~
~~*) *Delete as applicable.*~~

24. ~~Bank~~ Corporate Guarantee
~~*(Optional, only to apply if Box 27 filled in)*~~
The Charterers undertake to furnish, before delivery of the Vessel, a ~~first class bank~~ **corporate** guarantee **from Teekay LNG Partners L.P.** ~~or bond in the sum and at the place as indicated in Box 27~~ as guarantee for full performance of their obligations under this Charter.

25. Requisition/Acquisition
(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.
~~(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acqui-sition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~

26. War
(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II "BARE CON 2001" Standard Bareboat Charter or to become dangerous to the Vessel, her cargo, crew 691 or other persons on board the Vessel. 692 (b) The Vessel, unless the ·uritten sonsent ofthe 693 Owners be first obtained, shall not continue to or go 694 through any port, place, area or zone (whether of land 695 or sea), or any waterway or canal, where it reasonably 696 appears that the Vessel, her cargo, crew or other 697 persons on board the Vessel, in the reasonable 698 judgement of the Owners, may be, or are likely to be, 699 exposed to War Risks provided that if the Charterers 700 have (at their costs) placed and will maintain the necessary Insurances against the relevant War Risks in accordance with Additional Clause 41 (Insurance) and evidence of such insurance cover (or a written confirmation from the relevant insurers and/or brokers that such insurance has or will, prior to the commencement of the relevant voyage, become effective) has been provided to the Owners then such voyage shall be permitted hereunder. Should the Vessel be within any such place as aforesaid, which only becomes danger- 701 ous, or is likely to be or to become dangerous, after her 702 entry into it, the Owners shall have the right to require 703 the Vessel to leave such area. 704 (c) The Vessel shall not load contraband cargo, or to 705 pass through any blockade, whether such blockade be 706 imposed on all vessels, or is imposed selectively in any 707 way whatsoever against vessels of certain flags or 708 ownership, or against certain cargoes or crews or 709 otherwise howsoever, or to proceed to an area where 71 0 she shall be subject, or is likely to be subject to 711 a belligerent's right of search and/or confiscation. 712 (d) If the insurers ofthe war risks insurance,when 713 Clause 14 is ataplisable, should require payment of 714 premiums and/or calls because, pursuant to the 715 Charterers' orders, the Vessel is within, or is due to enter 716 and remain within, any area or areas which are specified 717 by such insurers as being subject to additional premiums 718 because of War Risks, then such premiums and/or calls 719 (to the extent they have not already been paid by the Charterers) shall be reimbursed by the Charterers to the Owners at 720 the same time as the next payment of hire is due. 721 (e) The Charterers shall have the liberty: 722 (i) to comply with all orders, directions, recommend- 723 ations or advice as to departure, arrival, routes, 724 sailing in convoy, ports of call, stoppages, 725 destinations, discharge of cargo, delivery, or in any 726 other way whatsoever, which are given by the 727 Government of the Nation under whose flag the 728 Vessel sails, or any other Government, body or 729 group whatsoever acting with the power to compel 730 compliance with their orders or directions; 731 (ii) to comply with the orders, directions or recom- 732 mendations of any war risks underwriters who have 733 the authority to give the same under the terms of 734 the war risks insurance; 735 (iii) to comply with the terms of any resolution of the 736 Security Council of the United Nations, any 737 directives of the European Community, the effective 738 orders of any other Supranational body which has 739 the right to issue and give the same, and with 740 national laws aimed at enforcing the same to which 741 the Owners are subject, and to obey the orders 742 and directions of those who are charged with their 743 enforcement. 744 (f) In the e•1ent of outbreak of war (whether there be a 7 45 aeslaration of war or not) (i) bel?llaen any two or more 746 of the following eountries: the United States ofAmerisa; 747 Russia; the United Kingdom; ~ranee; ana the Peotale's 748 Retaublis of China, (ii) betv~een any t>.vo or more of the 749 sountries stated in Box 3e, both the o· .... ners and the 750 Charterers shall have the right to sansei this Charter, 751 whereupon the Charterers shall redeli•;er the Vessel to 752 the Owners in aesordanse •Nith Clause Hi, if the Vessel 753 has sargo on board after dissharge thereof at 754 destination, or if debarred under this Clause from 755 reashing or entering it at a near, otaen and safe 130rt as 756 dirested by the Owners, or if the Vessel has no sargo 757 on beard, at the taort at whish the Vessel then is or if at 758 sea at a near, open and safe pert as dirested by the 759 Owners. In all eases hire shall sontinue to be taaid in 760 assordanoo •Nith Clause 11 and excetat as aforesaid all 761 ether previsions ef this Charter shall atataiY until 762 redelivery. 763 27. Commission 764 The Owners to 13ay a sommission at the rate indisated 765 in Box 33 te the Brel1ers named in Box 33 on any hire 766 taaid under the Charter. If no rate is indisated in Box 33, 767 the semmission to be taaid by the Owners shall so•;er 768 the astual extaenses of the Brokers and a reasonable 769 fee for their work. 770 If the full hire is not 13aid o•Ning to breash of the Charter 771 by either of the taarties the 13arty liable therefor shall 772 indemnify the Brel1ers against their loss ef sommissien. 773 Should the parties agree te sansei the Charter, the 774 Owners shall indemnify the Brol1ers against any loss ef 775 sommission but in sush ease the sommission shall not 776 exseed the brokerage on one year's hire. 777 28. Termination -See Additional Clauses 51 778 (Termination Events) and 56 (Total Loss). (a} Charterers' Default 779 The 0•1mers shall be entitled to withdraw the \lessel from 780 the servise of the Charterers and terminate the Charter 781 with immediate elfest by written no!ise te the Charterers if: 782 (i} the Charterers fail to taaY hire in assordanse with 783 Clause 11. l-4owever, where there is a failure to 784 make f3YAstual payment of hire dYe to o'.•orsight, 785 negligense, errors or omissions on the part of the 786 Charterers or their banlmrs, the Owners shall give 787 the Charterers written notise of the number of clear 788 banldng days stated in Box 34 (as resegnisea at 789 the agreed talase of payment) in •.vhish to restify 790 the failure, and when so restified within sYsh 791 number of days following the o• .... ners' netise, the 792 13aymont shall stand as regular and f3UAstual. 793 ~ailure by the Charterers to pay hire within the 794 number of days stated in Box 34 of their reseiving 795 the Owners' notioo as provided herein, sl:lall entitle 796 the O•llners to •o"tithdraw the ',lessel from the seFIIise 797 of the Charterers and terminate the Charter ·o'tithout 798 further notise; 799 (ii} the Charterers fail te somtaiY with the reQuirements of; 800 (1} Clause e (Trading Res!fistions) 801 (2) Clause 13(a) (lnsuranse and Repairs) 802 pre•;ided that tl:le Owners shall ha\'e the option, by 803 written notise to the Cl:larterers, to give the 804 Charterers a staesified number of days grase 'ltitl:lin 805 whish to restify the faiiYre Ytithout J3rejudise to the 806 0¥mors' right to •Nithdraw an£1 terminate Ynder this 807 Clause if tl:le Charterers fail to semply with sush 808 ~ 809 (iii) the Charterers fail te restify any failure to somply 810 with tl:le requirements of sub slause 1 Q(a)(i) 811 (Maintenanse and Retaairs) as soon as prastisally 812 possible after the O•.•mers 1:\a'IO reQuested them in 813 writing so to do and in any event so 11:\at the Vessel's 814 insYranse saver is not prejYdised. 815 (b} 0•1mers' Default 816 If the O•.•mers shall by any ast or omission be in breash 817 oftheir obligations under this Charter to the extent that 818 the Charterers are detari•led ofthe use of the Vessel 819 and sYsh breash sontinues for a taeriod offoyrteen (14) 820 running days after \Vfitten notiee the reef !:las been giveR 821 by the Cl:larterers to the Ow!lers, the Cl:larterers shall 822 be entitled te terminate tl:lis Cl:larter •o'tith immediate effast 823 by written notise to the O>lmers. 824 (s} Loss of Vessel 825 This document is a computer generated BARECON 2001 fonn printed by authority of BIMCO. Any insertion or deletion to the fonn must be clearly visible. In event of any modification being made to the pre·printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document

PART II
"BARECON 2001" Standard Bareboat Charter

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution See Additional Clause 76 (Law and jurisdiction)

*) (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advice the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

*) (c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II "BARECON 2001" Standard Bareboat Charter inmm=ed in the mediation and tho parties shall share 973 eEJually the mediator's sosts and expenses. 974 (vii} The mediation prosess shall be 'Nithout prejudise 975 and sonfidential and no information or dosuments 976 disslosed during it shall be revealed to the Tribunal 977 exsept to the extent that they are disslosable under 978 the law and proseduro go•1eming the arbitration. 979 (.'\'ate: The par:ties shetJ.'Ei ee awaFe that the mefilatlaR 980 p.-=eeess may Ret Reeessa.-=i.'y interrupt time limits.) 981 (e) If Bex 35 in Part I is not appropriately fillee in, sub slause 982 30(a) of this Clause shall apply. Sub slause 30fdl shall 983 apply in all oases. 984 *) a1J9 siatJ&eS 3(){~), ~ BREi~ B."e aitematives; 985 iREileate a!terRaf.i\•e agreed lR 8a:x 36. 986 31. Notices See Additional Clause 70 (Notices) 987 (a) Any netise to be given by either party to the other 988 party shall be in writing ana may be sent by fax, telex, 989 registered er reserdee mail er by personal servise. 990 (b) Tho address of the Parties for servise of sush 991 sornrnunisation shall ee as stated in Bexes 3 and .1 992 respesti~<ely. 993 This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any Insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility tor any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document

"BARECON 2001" Standard Bareboat Charter

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

OPTIONAL PART

(Optional, only to apply if expressly agreed and stated in Box 37)

~~**1. Specifications and Building Contract**~~

~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~

~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.~~

~~(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

2. Time and Place of Delivery

~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

3. Guarantee Works

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

4. Name of Vessel

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

5. Survey on Redelivery

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter PART IV HIRE/PURCHASE AGREEMENT OPTIONAL PART (Optional, only to apply if expressly agreed and stated in Box 42) On expiration of this Charter and provided the Charterers 1 ha•1e fulfilled their obligations assording to Part I and II 2 as ·.veil as Part Ill, if applisable, it is agreed, that on 3 payment of the final payment of hire as per Clause 11 4 the Charterers have J)Urshased the Vessel vlith 5 everything belonging to her and the Vessel is fully paid 6 ~ 7 !R the fe#owiRfJ f!DfafJfBf!hs the OwRers a.r:e .r:ekrreri te 8 as the Se.'!ers aREI the ChaFte.r:eFS as the 8uyers. 9 The Vessel shall be deli•1erod by the Sellers and tal~en 10 o•;er by the Buyers on expiration of the Charter. 11 The Sellers guarantee that the Vessel, at tho time of 12 delivery, is ffee ffem all ensumbrancos and maritime 13 liens or any debts whatsoever other than those arising 14 ffem anything done or not done by the Buyers or any 15 existing mortgage agreed not to be paid off by tho time 16 of delivery. Should any slaims, whish have been incurred 17 prior to tho time of delivery be made against tho Vessel, 18 tho S oilers horoby undortal~o to indemnify tho Buyers 19 against all consequences of such claims to the extent it 20 can be pro•1od that the Sellers are responsible fer such 21 claims. Any taxes, notarial, sonsular and other charges 22 and expenses sennectod with tho purshase and 23 registration under Buyers' flag, shall be fer Buyers' 24 account. Any taxes, consular and ether eharges and 25 expenses connected with closin9 of tho Sellers' re9ister, 26 shall be fer Sellers' account. 27 In e*shan9e fer payment of the last month's hire 28 instalmoAt the Sellers st'lall fumist'l the Buyers with a 29 Bill of Sale duly attested and legaleed, to9ether with a 30 certificate setting out the registered encumbrances, if 31 any. On delivery of the Vessel the Sellers shall provide 32 fer deletion of the Vessel from the Ship's Ro9ister and 33 deliver a eertilicate of deletion to the Buyers. 34 The Sellers shall, at the time of delivery, hand to the 35 Buyers all classification certificates (fer hull, engines, 36 anchors, shains, etc.), as well as all plans which may 37 be in Sellers' possession. 38 Tho VVireless Installation and Nautisal Instruments, 39 unless en hire, shall be insluded in the sale without any 40 extra payment. 41 The Vessel 'llith everything belonging to her shall be at 42 Sellers' risk and e*pense uAtil she is delivered to the 43 Buyers, subjeet to the conditions of this Contrast and 44 the Vessel 'llith everything bolengin9 to her shall be 45 delivered and taken o•o'or as she is at the time of deli•o'ery, 46 after •,'lhich the Sellers shall ha•;e no rospensibility fer 47 possible faults or deficiencies of any descril)tion. 48 The Buyers undertake to pay fer the repatriation efthe 49 Master, officers and other personnel if appoiAted by the 50 Sellers to the pert where the Vessel entered the Bareboat 51 Charter as !)or Clause ~ (Part II) or to pay the equivalent 52 cost fer their journey to any ether place. 53 This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any inser~on or deletion to the form must be clearty visible. In event of any modification being made to the pre-printed text of this document which is not clearty visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated documenl

"BARE CON 2001" Standard Bareboat Charter OPTIONAL PART PARTV PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY (Optional, only to apply if expressly agreed and stated in Box 43) 1. Definitions 1 3. Termination of Charter by Default 17 Fer the flUI}lese ef this PART V, the felle\•,4ng terrns shal~ 2 If the Vessel chartered under this Charter is registered 18 have the rneanings heresy assigned te thorn: 3 in a Bareboat Charter Registry as stated in Box 4 4, and 19 "The Bareboat Charter Reaistrv" shall rnean the registry 4 if the Owners shall default in the 13ayrnent of any arneunts 20 ef the State 'Nhese flag the Vessel 'o'Jill fly and in which 5 due under the rnertgage(s) SJ3ecified in Box 28, the 21 the Charterers are registered as the llarelleat charterers 6 Charterers shall, if so required lly the rnortgagee, direct 22 during the J3eried of the Bareboat Charter. 7 the Owners to re register the Vessel in the Underlying 23 "The Underlyina Reaistrv" shall rnean the registry of the 8 Registry as she•Nn in Box 48. 24 state in which the Owners of the Vessel are registered 9 In the event ef the Vessel being deleted frorn the 25 as Owners and to which jurisdiction and control of the . 10 Bareboat Charter Registry as stated in Box 44, due to a 26 Vessel 'Nill revert UJ30n ten:Rination of the Bareboat 11 default lly the Owners in tho J3ayrnent of any arnounts 27 Charter Registration. 12 due under tho rnortgage(s), the Charterers shall haYe 28 2. Mortgage 13 Tho Vessel chartered under this Charter is financed lly 14 a rnortgage and the J3revisions of Clause 12(8) (Part II) 15 tho right to terminate this Charter ferthwith and •;.4thout 29 J3rejudice to any other clairn they rnay have against the 30 Owners under this Charter. 31 shall aJ3J3Iy. 16 This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to !he form must be clearty visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, !he text of the original BIMCO approved document shall apply. SIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document

Execution version CONTENTS Page 32. Definitions 3 33. Interpretations 18 34. Background 19 35. Pre-delivery and Delivery 20 36. Conditions precedent 22 37. Bunkers and luboils 24 38. Further maintenance and operation 24 39. Structural changes and alterations 25 40. Hire 26 41. Insurance 30 42. Redelivery 35 43. Redelivery conditions 35 44. Owners' mortgage 36 45. Diver's inspection at redelivery 37 46. Owners' undertaking 38 47. Charterers' representations and warranties 38 48. Charterers' undertakings 42 49. Earnings Account 49 50. Financial covenants 49 51. Termination Events 51 52. Sub-chartering and assignment 56 53. Owners' undertaking regarding change of Vessel registration 57 54. Purchase obligation and transfer of title 57 55. Sale of Vessel by the Owners 58 56. Total Loss 59 57. Fees and expenses 60 58. Stamp duties and taxes 60 59. Operational notifiable events 60 60. Further indemnities 61 61. Set-off 63 62. Further assurances and undertakings 63 63. Cumulative rights 63 64. Day count convention 63 65. No waiver 63 66. Entire agreement 63 HongKong\2550533.3

67.	Invalidity	64
68.	English language	64
69.	No partnership	64
70.	Notices	64
71.	Conflicts	65
72.	Survival of Charterers' obligations	65
73.	Counterparts	65
74.	Confidentiality	65
75.	Third Parties Act	66
76.	Law and jurisdiction	66
77.	Waiver of immunity	66
78.	FATCA	67

SCHEDULE 1 RELATED VESSEL AND RELEVANT INFORMATION 68

SCHEDULE 2 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE 69

SCHEDULE 3 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE 70

SCHEDULE 4 SCHEDULE OF HIRE PERIOD AMORTISING PRINCIPAL OF EARLY TERMINATION AMOUNTS 71

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE 72

SIGNATURE PAGE 73

HongKong\2550533.2

ADDITIONAL CLAUSES TOBAREBOATCHARTERFOR THE LNG CARRIER WITH BUILDER'S HULL NUMBER 2407 TO BE NAMED "Creole Spirit" 32. Definitions In this Charter: "Account Bank" means theN ew York branch of Industrial and Commercial Bank of China (or such other bank or financial institution as selected or designated by the Owners in consultation with the Charterers from time to time). "Account Charge" means the account pledge and security agreement over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Security Trustee, which shall not become effective until a Termination Event has occurred and is continuing. "Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter. "Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company. "Agreement Term" means the period commencing on the date of this Charter and terminating on the later of: (a) the expiration of the Charter Period; and (b) the date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents or with the Vessel remain unperformed or undischarged. "AML Laws" means as to any person and in relation to money laundering or terrorism, the constitutional or organisational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to and binding upon such person or any of its property or to which such person or any of its property is subject. "Approved Broker" means each of Arrow Sale & Purchase (UK) Limited, Braemar ACM Shipbroking, Clarkson Platou, Fearnley, Lorentzen & Stemoco and any other reputable and independent ship brokers acceptable to and appointed by the Owners. "Approved Manager" in relation to the Vessel, means (i) Teekay Shipping Limited, (ii) TGP, (iii) any other member of the Teekay Group, or (iv) any other management company reasonably acceptable to the Owners and appointed by the Charterers. "Arrangement Fee" has the meaning given to such term in paragraph (a) of Clause 57 (Fees and expenses). HongKong\2550533.3

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration. "Break Costs" means all documented costs, losses, premiums or penalties incurred by the Owners as a result of: (a) the receipt by the Owners of any Hire amount under or in relation to the Transaction Documents; (b) the receipt by the Owners of the Early Termination Amount on a day other than the relevant Termination Payment Date; and/or (c) in respect of any other amount payable to the Owners under or in relation to the Transaction Documents, the receipt by the Owners of such amount on a day other than the due date for payment of the sum in question, in each case including (but not limited to) any break costs incurred by the Owners under the Finance Documents but always excluding all swap breakage costs (or equivalent costs) which the Owners may incur as a result of them entering into any arrangements for the purposes of hedging the types of liabilities and/or risks arising out of or in connection with the Finance Documents. "Builder" means Daewoo Shipbuilding and Marine Engineering Co. Ltd., a company incorporated under the laws of the Republic of Korea whose registered office is at 125, Namdaemun-ro, Jung-gu, Seoul, Korea. "Building Contract" means the shipbuilding contract in respect of the Vessel dated 12 December 2012 and made between the Sellers (as buyer) and the Builder (as seller) (as amended by (a) an amendment no. 1 dated 17 June 2013 and (b) an amendment no.2 dated 19 November 2013, each made between the Sellers (as buyer) and the Builder (as seller)) in relation to the construction and sale and purchase of the Vessel, as amended, supplemented and/or varied from time to time. "Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business: (a) (in relation to the determination of the Actual Delivery Date) in The Republic of Korea and The Commonwealth of the Bahamas; (b) (other than in relation to any date for payment) in Beijing and Vancouver; and (c) (in relation to any date for payment) in Beijing, New York and Vancouver. "Business Ethics Laws" means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed and which shall include: (i) the United Kingdom Bribery Act 2010, (ii) the United States Foreign Corrupt Practices Act 1977 and (v) any United States, United Nations, Canadian or European Union sanctions. "Cancellation Date" means the "Cancelling Date" as set out in the MOA (for the avoidance of doubt, as the same may be extended from time to time). "Change of Control" means if: (a) in relation to the Charter Guarantor: HongKong\2550533.3 4

(i) (where all management powers over the business and affairs of the Charter Guarantor are vested exclusively in its general partner), (A) Teekay GP LLC ceases to be the general partner of the Charter Guarantor; or (B) Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay GP LLC; or (ii) (where all management powers over the business and affairs of the Charter Guarantor become vested exclusively in the board of directors of the Charter Guarantor), Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; and (b) in relation to the Charterers, the Charter Guarantor ceases to be the one hundred per cent (100%) legal and beneficial owner of the Chatterers (either directly or indirect! y). "Chargor" means Teekay LNG Operating L.L.C., a limited liability company formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Charter Guarantee" means the guat·antee made or to be made by the Chatter Guarantor in favour of the Security Trustee in respect of the Charterers' obligations under this Charter. "Charter Guarantor" means TGP. "Charter Guarantor Group" means the Charter Guarantor and each of its Subsidiaries from time to time. "Charter Guarantor's Accounts" means the consolidated financial statements of the Charter Guarantor to be provided to the Owners pursuant to Clause 48(a). "Charter Period" means, subject to Clauses 40(k) (Hire), 51 (Termination Events), 55 (Sale of the Vessel by the Owners) and 56 (Total Loss), the period of ten (10) years commencing from the Actual Delivery Date. "Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers' rights and interest in and to (amongst other things) the (a) Earnings, (b) Insurances, (c) Requisition Compensation, (d) any Sub-charter and (e) any Sub-charter Guarantee. "Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which (a) is a member of the International Association of Classification Societies, or (b) the Owners may otherwise approve from time to time. "Compliance Certificate" means a certificate delivered pursuant to paragraph (d) of Clause 48 (Charterers' undertakings) substantially in the form set out in Schedule 5 (Form of Compliance Certificate) to this Charter. "Contract Price" means the price in respect of the Vessel paid or to be paid by the Sellers to the Builder under the Building Contract which, for the purpose of this Charter and the other Transaction Documents, shall not exceed two hundred million US Dollars HongKong\2550533.3 5

(US$200,000,000). "Creditor Parties" means the Owners and the Security Trustee. "Daily Charter Rate" means in respect of the Charter Period, a rate in the sum of forty one thousand eight hundred US Dollars (US$41,800) per day provided always that if the Purchase Price is less than one hundred and seventy nine million four hundred and thirty three thousand nine hundred US Dollars (US$179,433,900), then the Daily Charter Rate shall be reduced pro rata. "Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 51 (Tennination Events). "Disruption Event" means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under the Transaction Documents; or (ii) from communicating with other Parties in accordance with the terms of the Transaction Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted. "Early Termination Amount" means an amount representing the Owners' losses as a result of the early termination of this Charter prior to the expiry of the Agreement Term, which both parties acknowledge as a genuine and reasonable pre-estimate of the Owners' losses in the event of such termination and shall consist of the following: (a) all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment; (b) an amount equivalent to the amortising principal amount of the Purchase Price applicable to each Hire Period, as set out in Schedule 4 (Schedule of quarterly amortising principal of Early Termination Amounts) to this Charter; (c) any other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment for the avoidance of doubt, excluding any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging a proposed sale in accordance with Clause 55 (Sale of Vessel by the Owners); (d) all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any HongKong\2550533.3 6 works or modifications required to cause the Vessel to conform with the provisions of Clauses 42 (Redelivery) and 43 (Redelivery conditions) necessarily incurred by reason of the failure of the Charterers to perform any such action; and (e) any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 (Indemnity) and Clause 60 (Further indemnities), provided that there shall be no double-counting of any of the items listed in paragraphs (a) to (e) above. "Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel. "Earnings Account" means the US Dollar account in the name of the Charterers (with account number 6000030773) opened or to be opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter. "Encumbrance" means a mmtgage, chru·ge, assignment, pledge, lien, or other secmity interest securing any obligation of any person or any other agreement or arrangement having a similar effect. "Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law. "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law. "Environmental Incident" means: (a) any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or (b) any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or (c) any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval. HongKong\2550533.3 7

"Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other tenitorial control of any affected land, property or waters more costly for such person to a material degree. "Environmental Law" means any applicable law and regulation in any applicable jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants. "Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor. "FATCA Deduction" has the meaning given to such term in Clause 78 (FATCA). "Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing all or any part of the Owners' Cost. "Finance Party" means any bank or financial institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them. "Financial Half-Year" means, in respect of the Charterers and the Charter Guarantor, their interim semi-annual accounting period ending on 30 June in any calendar year that falls within the Agreement Term. "Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of: (a) moneys borrowed; (b) any acceptance credit; (c) any bond, note, debenture, loan stock or similar instrument; (d) any finance or capital lease; (e) receivables sold or discounted (other than on a non-recourse basis); (f) deferred payments for assets or services; (g) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); (h) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing according to the relevant account principles; (i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby HongKong\2550533.3 8 or documentary letter of credit or any other instrument issued by a bank or financial institution; and G) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (i). "Financial Quarter" means, in respect of the Charterers and the Chru.ter Guarantor, their interim quarterly accounting periods ending on 31 March and 30 September in any calendar year that falls within the Agreement Term. "Financial Year" means, in respect of the Charterers and the Charter Guarantor, their annual accounting period ending on 31 December in each calendar year during the Agreement Term. "GAAP" means generally accepted accounting principles in the United States of America. "Hire" means each or any combination or aggregate of (as the context may require) in respect of each Hire Payment Date, the aggregate amount calculated by multiplying the Daily Charter Rate by the number of days in the Hire Period immediately following such Hire Payment Date. "Hire Payment Date" means the first day of each and any Hire Period, save that, the first Hire Payment Date shall fall on the Actual Delivery Date. "Hire Period" means each and every three month period during the Chru.ter Peliod, the first Hire Period to commence on the Actual Delivery Date and any and each successive Hire Peliod to commence forthwith upon the expiration of the immediately previous Hire Period. "Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary. "IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997). "Indemnitee" has the meaning given to such term in Clause 60 (Further indemnities). "Initial Sub-charter" means the time charterparty in respect of the Vessel dated 6 June 2013 and entered into between the Charterers (then known as DSME Hull No. 2407 L.L.C.) as owner and Cheniere Marketing, LLC as time charterer, and novated pursuant to a novation letter dated 3 September 2015 and addressed from Cheniere Marketing, LLC to the Charterers (then known as DSME Hull No. 2407 L.L.C.) as disponent owner, and acknowledged by the Initial Sub-charterer as new time charterer. "Initial Sub-charterer" means Cheniere Marketing International LLP. "Initial Sub-charter Consent and Agreement" means, in relation to the Initial Sub-charter, the form of consent and agreement made or to be made between (a) the Charterers (as disponent owner), (b) the Initial Sub-charterer as time charterer, (c) the Owners, and (d) the Security Trustee as assignee of the Charterers' rights thereunder, substantially in the form set out in schedule F (Form of Consent and Agreement) to the Initial Sub-charter. "Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance from time to time taken out by the Owners in relation to the Vessel. HongKong\2550533.3 9

"Insurances" means all policies and contracts of insurance which are from time to time taken out or entered into by the Charterers in respect of the Vessel or her Earnings or otherwise in connection with the Vessel or her Earnings. "ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code). "ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code. "ISPS Code" means the International Ship and Pmt Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time). "ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code. "ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code. "Major Casualty Amount" means five million US Dollars (US$5,000,000) or the equivalent in any other currency or currencies. "Management Agreement" means, in relation to the Vessel and if applicable, the technical and/or commercial ship management agreement executed or to be executed (as the case may be) between the Approved Manager (unless the Approved Manager is Teekay Shipping Limited, TGP or another member of the Teekay Group) and the Charterers. "Manager's Undertaking" means, if applicable, the deed of undertaking executed or to be executed by the Approved Manager (unless the Approved Manager is Teekay Shipping Limited, TGP or another member of the Teekay Group) in favour of the Owners. "Market Value" means, in relation to the Vessel, a desk-top valuation obtained from an Approved Broker appointed by the Owners (the expenses of such appointment to be borne by the Charterers), and each such valuation to be prepared on a charter-free basis. "MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time). "Material Adverse Effect" means a material adverse change in, or a material adverse effect on: (a) the business, financial condition or operations of the Charterers, the Charter Guarantor or of the Charter Guarantor Group taken as a whole; or (b) the validity, legality or enforceability of this Charter, which adversely affects the ability of each of the Charterers or the Charter Guarantor to perform its respective obligations under the Transaction Documents to which it is a party. "MOA" has the meaning given to such term in Clause 34 (Background). HongKong\2550533.3 10

"Mortgagees' Interest Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by any Finance Party in relation to the Vessel. "Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to: (a) lawfully enter into and perform its obligations under the Transaction Documents to which it is party; (b) ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents to which it is party; and (c) can-yon its business from time to time. "Net Sale Proceeds" means the proceeds of a sale of the Vessel received or receivable by the Owners pursuant to Clause 55 (Sale of Vessel by the Owners), net of any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners aiTanging the proposed sale. "Net Sale Proceeds Deficit" means, in relation to a sale of the Vessel by the Owners pursuant to Clause 55 (Sale ofVessel by the Owners) and the Hire Period in which such sale is to occur, the amount by which the Early TeiTnination Amount applicable to such Hire Period as set out in Schedule 4 (Schedule of Hire Period amortising principal of Early Termination Amounts) to this Charter exceeds the relevant Net Sale Proceeds. "Obligor" means each of the Charterers, the Charter Guarantor, the Chargor and any person that may be party to a Transaction Document from time to time (other than (a) any Approved Manager which is not Teekay Shipping Limited, TGP or another member of Teekay Group, (b) any Sub-charterer, (c) any Sub-charter Guarantor, (d) the Owners, (e) the Security Trustee, and (f) the Account Bank). "Owners' Cost" means the Purchase Price. "Party" means a party to this Charter. "PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Protocol of Delivery and Acceptance) hereto. "Permitted Encumbrance" means: (a) any Encumbrance created or to be created in accordance with the Security Documents; (b) any liens securing obligations incuiTed in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue; (c) any Encumbrance created or to be created by the Owners in favour of the Finance Parties in accordance with the relevant Finance Documents (but subject to any Quiet Enjoyment Letter); and (d) any Encumbrance which has the prior written approval of the Owners. "Potential Termination Event" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Owners or any combination of the HongKong\2550533.3 11 foregoing is a Termination Event. "Pre-Approved Flag" means The Republic of the Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Bermuda, Bahamas or Singapore. "Purchase Obligation Price" means the amount due and payable by the Chmterers to the Owners pursuant to Clause 54 (Purchase obligation and transfer of title), being the aggregate of: (a) one hundred million US Dollars (US$100,000,000); and (b) all Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment. "Purchase Price" has the meaning given to such term under the MOA. "Quiet Enjoyment Letter" means, in relation to the Vessel, a letter which the Finance Parties (or, if any, their authorised agent on their behalf) shall issue in favour of the Chmterers (or, as the context may require, the relevant Sub-charterers), such letter to be in a form reasonably acceptable to the Charterers (or, as the context may require, the relevant Sub-charterers) and the Finance Parties. "Related Account Bank" means the "Account Bank" as defined in the relevant Related Charter. "Related Account Charge" means the "Account Charge" as defined in the relevant Related Charter. "Related Approved Manager" means, in relation to the Related Vessel, the "Approved Manager" as defined in the relevant Related Charter. "Related Charter" means, in relation to the Related Vessel, the bareboat charter entered or to be entered into (as the case may be) between the Related Owners (as owners) and the relevant Related Charterers (as bareboat charterers). "Related Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the Related Charterers' obligations under the Related Charter. "Related Charterers" means, in relation to the Related Vessel, the relevant bareboat charterer who has bareboat chartered or will bareboat charter (as the case may be) such Related Vessel pursuant to the terms of the relevant Related Charter, as more particularly set out in Schedule 1 (Related Vessel and relevant infonnation) hereto. "Related Charterers' Assignment" means a "Charterer's Assignment" as defined in the relevant Related Charter. "Related Initial Sub-charter" means the time charterparty in respect of the Related Vessel dated 6 June 2013 and entered into between the Related Charterers as disponent owner and Cheniere Marketing, LLC as time charterer, and novated pursuant to a novation letter dated 3 September 2015 and addressed from Cheniere Marketing, LLC to the Related Charterers as disponent owner, and acknowledged by the Initial Sub-charterer as new time charterer. "Related Initial Sub-charter Consent and Agreement" means, in relation to the Related Initial Sub-charter, the form of consent and agreement made or to be made between (a) the HongKong\2550533.3 12

Related Charterers (as disponent owner), (b) the Initial Sub-charterer as time charterer, and (c) the Related Owners, and (d) the Security Trustee as assignee of the Related Charterers' rights thereunder, substantially in the form set out in schedule F (Form of Consent and Agreement) to the Related Initial Sub-charter. "Related Management Agreement" means, in relation to the Related Vessel, the technical and/or commercial ship management agreement executed or to be executed (as the case may be) between the relevant Related Approved Manager (which is not Teekay Shipping Limited, TGP or another member of the Teekay Group) and the relevant Related Charterers. "Related Manager's Undertaking" means, in relation to the Related Vessel, the deed of undertaking executed or to be executed by the Related Approved Manager (which is not Teekay Shipping Limited, TGP or another member of the Teekay Group) in favour of the relevant Related Owners. "Related MOA" means, in relation to the Related Vessel, the memorandum of agreement pursuant to which the Related Owners acquired or will acquire title (as the case maybe) to the relevant Related Vessel. "Related Obligors" means each person who is a party to a Related Transaction Document from time to time (other than (a) any Approved Manager which is not Teekay Shipping Limited, TGP or another member of the Teekay Group, (b) any Related Sub-charterer, (c) any Related Sub-charter Guarantor, (d) a Related Owners, (e) the Security Trustee, and (f) a Related Account Bank). "Related Owners" means, in relation to the Related Vessel, the relevant owner which has acquired or will acquire (as the case may be) title to the Related Vessel pursuant to the terms of the relevant Related MOA, as more particularly set out in Schedule 2 (Related Vessel and relevant information) hereto. "Related Security Documents" means, in relation to the Related Vessel, the following: (a) the Related Charter Guarantee; (b) the Related Charterers' Assignment; (c) the Related Share Charge; (d) the Related Managers' Undertaking (if any); (e) the Related Account Charge; (f) the Security Trust Deed; and (g) any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Related Obligors' obligations under or in connection with the Related Transaction Documents, and "Related Security Document" means any one of them. "Related Share Charge" means, in relation to the Related Charterers, the charge/pledge over the shares or membership interests (as the case may be) of the Related Charterers executed or (as the case may be) to be executed by the Charger in favour of the Security Trustee. HongKong\2550533.3 13

"Related Sub-charter" means (i) the Related Initial Sub-charter, and (ii) any subsequent time charterparty in respect of the Related Vessel entered into between the Related Charterers as disponent owners and any Related Sub-charterer. "Related Sub-charter Guarantee" means (i) (in relation to the Related Initial Sub-charter only) the deed of charter guarantee dated 10 November 2015 entered into between Cheniere Energy, Inc. and the Related Charterers and (ii) (in relation to any other Related Sub-charter) any other charter guarantee entered into between the Related Charterers and any Related Sub-charter Guarantors. "Related Sub-charter Guarantor" means (i) (in relation to the Related Initial Sub-charter only) Cheniere Energy, Inc., or (ii) (in relation to any other Related Sub-charter) such other sub-charter guarantor proposed by the Related Charterers. "Related Sub-charterer" means the Initial Sub-chmterer or such other sub-chmterers proposed by the Related Charterers. "Related Transaction Document" means, in relation to each Related Obligor and the Related Vessel, each of the following: (a) the Related Charter; (b) the Related Sub-charter; (c) the Related Sub-charter Gum·antee; (d) the Related MOA; (e) the Related Security Documents; (f) the Related Initial Sub-charter Consent and Agreement; and (g) such other document as the Related Owners may stipulate as such from time to time. "Related Vessel" means the LNG carrier with builder's hull number 2408 and to be nmned m.v. "Oak Spirit", as more pmticularly described in Schedule 2 (Related Vessel and relevant information). "Requisition Compensation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire). "Restricted Party" means a person or entity that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under (A) Iraq, Iran or Venezuela or (B) the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities). "Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States, including, without limitation, the United Kingdom; or (iv) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of HongKong\2550533.3 14

State and Her Majesty's Treasury ("HMT"); (together, the "Sanctions Authorities"). "Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities. "Security Documents" means, in relation to the Vessel, the following: (a) the Charter Guarantee; (b) the Charterers' Assignment; (c) the Share Charge; (d) the Managers' Undertaking (if any); (e) the Account Charge; (f) the Security Trust Deed; and (g) any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them. "Security Trust Deed" means the deed executed or to be executed by the Security Trustee, the Owners, the Related Owners, the Charterers, the Related Chruterers and the Charger. "Security Trustee" means Hai Jiao 1601 Limited, a limited liability company formed under the laws of The Republic of the Marshall Islands, and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Sellers" means Creole Spirit L.L.C., being a limited liability company formed under the laws of The Republic of the Marshall Islands, and having their registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (being the Charterers in their capacity as sellers). "Settlement Date" means, following a Total Loss of the Vessel, the eru·liest of: (a) the date which falls one hundred and eighty (180) days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and (b) the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss. "Share Charge" means the charge/pledge over the shares or membership interests (as the case may be) of the Charterers executed or (as the case may be) to be executed by the Charger in favour of the Security Trustee. "SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code. "Sub-charter" means: HongKong\2550533.3 15

(a) the Initial Sub-charter; and (b) any subsequent time charterparty in respect of the Vessel entered into between the Charterers as disponent owners and any Sub-charterers which may have a duration of one (1) year or more (taking into account any option to renew or extend). "Sub-charter Guarantee" means: (a) (in relation to the Initial Sub-charter only) the deed of charter guarantee dated 10 November 2015 entered into between Cheniere Energy, Inc. and the Charterers; and (b) any other charter guarantee entered into between the Charterers and any Sub-charter Guarantor. "Sub-charter Guarantor" means: (a) (in relation to the Initial Sub-charter only) Cheniere Energy, Inc.; and (b) such other person who may issue a guarantee to the Charterers in respect of another Sub-charter. "Sub-charterers" means: (a) the Initial Sub-charterer; and (b) such other sub-charterers proposed by the Charterers which are or will be parties to a Sub-charter. "Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006. "Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly. "Teekay Parent" means Teekay Corporation, a corporation incorporated according to the law of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Teekay Group" means Teekay Parent, TGP, each of their respective Subsidiaries from time to time and Teekay Shipping Limited. "Termination" means the termination at any time of the chartering of the Vessel under this Charter. "Termination Event" means each of the events specified in paragraph (a) of Clause 51 (Termination Events). "Termination Notice" has the meaning given to such term in paragraph (k) of Clause 40 (Hire) and paragraph (c) of Clause 51 (Termination Events). "Termination Payment Date" means: (a) in respect of a termination of this Charter in accordance with paragraph (k) of Clause HongKong\2550533.3 16

40 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause; (b) in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to paragraph (c) of Clause 51 (Termination Events) in respect of such Default Termination; (c) in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination. "TGP" means Teekay LNG Partners L.P., a limited partnership formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960. "Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999. "Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto. "Total Loss" means during the Charter Period: (a) actual or constructive or compromised or agreed or arranged total loss of the Vessel; (b) the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); (c) the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question, and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or atTanged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement. "Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss in respect of a Total Loss. "Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of paragraph (a) of Clause 56 (Total Loss). "Transaction Documents" means, together, this Charter, any Sub-Charter, any Sub-Charter Guarantee, the MOA, the Security Documents, the Initial Sub-charter Consent and Agreement, and such other documents as maybe designated as such by the Owners from time to time. "Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Transaction Documents. HongKong\2550533.3 17

"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America. "US Tax Obligor" means: (a) an Obligor which is resident for tax purposes in the United States of America; or (b) an Obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes. "Valuation Report" means, in relation to the Vessel, a valuation report of such Vessel addressed to the Owners from an Approved Broker on the basis of a charter-free sale for prompt delivery for cash at rum's length on normal commercial terms as between a willing seller and a willing buyer. "Vessel" means the LNG carrier with builder's hull number 2407 and to be named m.v. "Creole Spirit" as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter. 33. Interpretations (a) In this Charter, unless the context otherwise requires, any reference to: (i) this Charter include the Schedules hereto and references to Clauses and Schedules ru·e, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time; (ii) any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor; (iii) the term "Vessel" includes any part of the Vessel; (iv) the "Owners", the "Charterers", any "Obligor", "Sub-charterer", "Sub-charter Guarantor" or any other person include any of their respective successors, permitted assignees and permitted transferees; (v) any agreement, instrument or document include such agreement, instrument or document as the same may from time to time by amended, modified, supplemented, novated or substituted; (vi) the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date; (vii) "hereof', "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof; HongKong\2550533.3 18

(viii) "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary; (ix) the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not; (x) the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business; (xi) "protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution 1isks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11103), clause 8 of the Institute Time Clauses (Hull)(l/10/83) or clause 8 of the Institute Time Clauses (Hulls)(l/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; (xii) A Potential Termination Event or Termination Event which is "continuing" is a reference to a Potential Termination Event or Termination Event which is not remedied or waived; and (xiii) words denoting the plural number include the singular and vice versa. (b) Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter. (c) A time of day (unless otherwise specified) is a reference to Beijing time. 34. Background (a) By a memorandum of agreement (the "MOA") of even date herewith made between the Owners (as buyers thereunder) and the Sellers (as sellers thereunder), the Owners have agreed to purchase and the Sellers have agreed to sell the Vessel subject to the terms and conditions therein. (b) Accordingly the parties hereby agree that this Charter is subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA. (c) If: HongKong\2550533.3 19

(i) the Vessel is not delivered by the Cancellation Date (or such later date as the Owners and Sellers may agree); or (ii) it becomes unlawful for the Owners (as buyers) or the Charterers (as sellers) to perform or comply with any or all of their respective obligations under the MOA or any of the respective obligations of the Owners or the Charterers under the MOA is not or ceases to be legal, valid, binding and enforceable; or (iii) the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason, neither pa1ty shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 17 (Indemnity) (Part II) and Clause 60 (Further indemnities) provided that the Owners shall be entitled to retain all fees paid by the Charterers pursuant to paragraph (a) of Clause 57 (Fees and expenses) (and without prejudice to paragraph (a) of Clause 57 (Fees and expenses), if such fees have not been paid, the Charterers shall forthwith pay such fees to the Owners in accordance with paragraph (a) of Clause 57 (Fees and expenses)) and such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners. (d) At the end of the Cha1ter Peliod and subject to the Cha1terers having performed their obligations under the relevant Transaction Documents, it is intended that the Owners shall transfer title in the Vessel to the Charterers and the Charterers shall become the registered owners of the Vessel. 35. Pre-delivery and Delivery (a) As at the date of this Charter, the Vessel is under construction by the Builder pursuant to the terms of the Building Contract and the Owners have entered into the MOA with the Sellers. The Charterers hereby confirm that they have reviewed, received and agreed to the forms of the Building Contract and the MOA (or copies thereof). (b) The Owners will deliver and the Charterers will take delivery of the Vessel under this Charter immediately, which to the extent possible shall be deemed to take place simultaneously, after (A) the Builder delivers the Vessel to the Sellers under the Building Contract and (B) the Sellers deliver the Vessel to the Owners under and subject to the terms of the MOA upon the Actual Delivery Date, subject to which, the Charterers will accept the Vessel on an "as is where is" basis on delivery under this Charter. (i) (ii) HongKong\2550533.3 If the Sellers are unable to reject the Vessel under the Building Contract, then (A) the Charterers shall in no circumstances be entitled to reject the Vessel under this Charter, and (B) the Owners shall in no circumstances be entitled to reject to the Vessel under the MOA. Subject to the foregoing, once the Builder has delivered the Vessel and the Sellers have accepted the Vessel under the Building Contract and the Owners (as buyers under the MOA) have accepted the Vessel under the MOA, the Charterers will be deemed to have accepted the Vessel under this Charter with any faults, deficiencies and errors of descliption. 20

(iii) The Charterers hereby agree that the acceptance by the Sellers of the Vessel under the Building Contract and by the Owners of the Vessel under the MOA shall subject as aforesaid constitute delivery of the Vessel to the Charterers under this Charter but the Owners and the Charterers nevertheless agree to enter into and execute a protocol of delivery and acceptance in respect of this Chatter on the Actual Delivery Date. (c) The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions: (i) no Termination Event or Potential Termination Event having occurred which is continuing on or prior to the date of this Charter or the Actual Delivery Date~ (ii) the representations and warranties refen·ed to in paragraphs (vii) (No filing or stamp taxes) and (xxvi) (Financial covenants) of Clause 47 (Charterers' representations and warranties) being true and correct on the date of this Charter and the Actual Delivery Date~ (iii) the Actual Delivery Date falls on or before the Cancellation Date (or such later date as may be agreed between the Owners (as buyer under the MOA) and the Sellers); (iv) the Owners shall have received the documents and evidence referred to in Clause 36 (Conditions precedent), in each case in all respects in form and substance satisfactory to it on or before the Actual Delivery Date; and (v) delivery of the Vessel to the Sellers by the Builder under the Building Contract and delivery of the Vessel from the Sellers to the Owners under and subject to the terms of the MOA. (d) Provided that the conditions referred to in paragraph (c) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that: (i) the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered in the nmne of the Owners; (ii) the Charterers shall take delivery of the Vessel from the Owners under this Charter (such delivery to be conclusively evidenced by a duly executed PDA) simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA; (iii) the Charterers will accept the Vessel: (iv) HongKong\2550533.3 (A) on an "as is where is" basis in exactly the smne form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA;and (B) in such form and state with any faults, deficiencies and errors of description; the acceptance of delivery of the Vessel by the Charterers from the Owners pursuant to this Charter shall take place simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA;and 21

(v) the Charterers shall have no right to refuse acceptance of delivery of the Vessel into this Charter if the Vessel is delivered to the Owners pursuant to the MOA and, notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on delivery of the Vessel under this Charter. (e) The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel). (f) In particular, and without prejudice to the generality of paragraph (e) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether onboard the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (f), "delay" shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever). 36. Conditions precedent Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners (acting reasonably)) on or before the Actual Delivery Date: (a) an original of each of the following: (i) the duly executed Charter and Charter Guarantee; (ii) the Initial Sub-charter Consent and Agreement, the duly executed Security Documents (other than any Manager's Undertaking which, if applicable, shall be provided to the Owners within thirty (30) days from the Actual Delivery Date), together with all documents required by any of them; and (b) certified true copies of the constitutional documents (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of their jurisdiction of incorporation to establish their incorporation; (c) certified true copies of written resolutions or (as the case may be), resolutions passed at separate meetings, in each case, of the board of directors and (if required by any legal advisors to the Owners) shareholders of each Obligor (or its sole member or general partners), evidencing their respective approvals of the Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners; HongKong\2550533.3 22

(d) if applicable, the original power of attorney of each Obligor under which any documents (including the Transaction Documents) are to be executed or transactions undertaken by that party; (e) a list specifying the directors and officers of each Obligor; (f) if applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each Obligor of its obligations under the Transaction Documents to which it is a party, and the execution, validity and enforceability of such Transaction Documents; (g) a copy of the following: (i) the duly executed MOA; (ii) the duly executed Management Agreement (if any); (iii) the duly executed Sub-charter; (iv) the duly executed Sub-charter Guarantee; (v) the Vessel's declaration ofwan-anty evidencing that the Vessel is free from any registered Encumbrance other than by the Owners; (vi) the Vessel's cun-ent Safety Management Certificate; (vii) the Approved Manager's cun-ent Document of Compliance; (viii) the Vessel's cun-ent ISSC; (ix) the Vessel's cun-ent IAPPC; and (x) the Vessel's classification certificate evidencing that it is free of all overdue recommendations and requirements from the Classification Society, in each case (A) together with all addenda, amendments or supplements, and (B) in respect of any of the Safety Management Certificate, ISSC, IAAPC and classification certificate, such document may be issued in provisional form (where applicable); (h) evidence that: (i) all the conditions precedents under clause 8 (Conditions Precedent) of the MOA have been satisfied by the Sellers or, in the Owners' opinion, will be satisfied by the Sellers on the Actual Delivery Date; and (ii) the Vessel is insured in the manner required by the Transaction Documents, together with the written approval of the Insurances (in the form of an insurance opinion) by an insurance adviser appointed by the Owners; (i) evidence that the fees, costs and expenses then due from the Charterers pursuant to Clauses 57 (Fees and expenses) and 60 (Further indemnities) have been or will be paid on or by the Actual Delivery Date; (j) a legal opinion issued by legal advisers to the Owners in the following jurisdictions, each in form and substance satisfactory to and agreed by the Owners prior to the HongKong\2550533.3 23

Actual Delivery Date (or confirmation satisfactory to the Owners that such an opinion will be given): (i) England and Wales; (ii) The Commonwealth of the Bahamas; (iii) New Y ark; and (iv) The Republic of the Marshall Islands; (k) such other Authorisation or other document, opinion or assurance which the Owners reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Owners); (1) evidence that any process agent referred to in paragraph (d) of Clause 76 (Law and jurisdiction) and any process agent appointed under any Security Document executed pursuant to paragraph (a) above has accepted its appointment; (m) such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Transaction Documents; and (n) evidence (in the form of a commercial invoice to be issued by the Builder) that an amount equal to the difference between the Contract Price and the Purchase Price has been or will be paid by the Sellers to the Builder. If the Owners in their sole discretion agree to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required by this Clause 36 have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than seven (7) Business Days after the Actual Delivery Date or such other later date as specified by the Owners, acting in their sole discretion. The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidence required by this Clause 36. 37. Bunkers and luboils (a) At delivery the Charterers shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel without cost since these have remained the property of the Charterers (as seller) under the MOA. (b) To the extent that Clause 42 (Redelivery) applies, at redelivery the Owners shall take over and pay for all bunkers, unused lubricating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the said Vessel without cost. 38. Further maintenance and operation (a) The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include: (i) the maintenance and operation of the Vessel by the Charterers in HongKong\255053 3.3 24

accordance with: (A) the relevant regulations, requirements and recommendations of the Classification Society; (B) the relevant regulations, requirements and recommendations of the country and flag of the Vessel's registry; (C) any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL); (D) all other applicable regulations, requirements and recommendations; and (E) Charterers' operations and maintenance manuals; (ii) the maintenance and operation of the Vessel by the Charterers taking into account: (A) engine manufacturers' recommended maintenance and service schedules; (B) builder's operations and maintenance manuals; and (iii) recommended maintenance and service schedules of all installed equipment and pipework. (b) In addition to the above, the Charterers covenant with the Owners to an·ange online access to class records for the Owners as available to the Charterers. (c) Any equipment that is found not to be required on board as a result of regulation or operational experience is either to be removed at the Charterers expense or to be maintained in operable condition. (d) The title to any equipment (or part thereof): (i) placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners (unless hired from a third party) immediately upon such placement, and such equipment may only be removed: (A) with the Owners' prior written consent, (B) at the Charterers' own expense, and (C) without damage to the Vessel; and (ii) replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners. (e) Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with reasonable care as if the Charterers were the owner of the same. 39. Structural changes and alterations (a) Unless required by the Classification Society, compulsory legislation or pursuant to the terms of any Sub-charter, the Charterers may make structural changes in the Vessel or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' consent if the following conditions are satisfied: HongKong\2550533.3 25

(i) any such changes do not have a material adverse effect on the Vessel's certification or the Vessel's fitness for purpose; (ii) none of such changes will materially diminish the value of the Vessel and/or have a material adverse effect on the safety, pe1formance, value or marketability of the Vessel; (iii) the Charterers shall bear all time, costs and expenses in relation to any such changes; and (iv) the Charterers shall furnish the Owners with: (A) copies of all plans in relation to such changes; (B) if applicable, confirmation from the Classification Society that such changes will not adversely affect the class of the Vessel, provided always that such Classification Society agrees to issue such confirmation; and (C) two Valuation Reports (at the Cha1terers' cost) on the Market Value of the Vessel after the implementation of such changes if, in the opinion of the Owners (acting reasonably), such changes are of a material nature that may affect the Vessel's Market Value. Upon the occun·ence of any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel, the Charterers shall at their expense restore the Vessel to its former condition unless the changes made are carried out: (D) to improve the performance, operation or marketability of the Vessel; or (E) as a result of a regulatory compliance. (b) Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or, to the extent that Clause 42 (Redelivery) applies, at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment. 40. Hire (a) In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners on each and every Hire Payment Date throughout the Charter Period, the Hire due and payable as of each such Hire Payment Date in accordance with the terms of this Charter save that the Hire for the first Hire Period which is payable on the Actual Delivery Date shall be set off against the amount of Purchase Price due from the Owners (as buyer) to the Charterers (as seller) pursuant to the MOA. (b) All payments of Hire shall be paid in advance on each Hire Payment Date (Beijing time) (in respect of which time is of the essence) with the first (1st) instalment falling due on the Actual Delivery Date. (c) Any payment provided herein due on any day which is not a Business Day shall be HongKong\2550533.3 26 payable on the immediately following Business Day. (d) All payments under this Charter shall be made to the account opened in the name of the Owners with Industrial and Commercial Bank of China (Asia) Limited and account number 861530123722 or such bank as the Owners may choose, the details of which shall be notified by the Owners to the Charterers pdor to the first Hire Payment Date (or such other account as the Owners may thereafter upon reasonable notice notify the Charterers from time to time) for credit to the account of the Owners. (e) Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers' obligation to pay Hire in accordance with this Clause 40 shall be absolute in-espective of any contingency whatsoever including but not limited to: (i) any set-off (save as permitted under Clause 40(a)), counterclaim, recoupment, defence or other right which the Charterers may have against the Owners, the Finance Parties or any other third party; (ii) any unavailability of the Vessel, for any reason, including but not limited to seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant judsdiction for the ownership, chartedng, use or operation of the Vessel or any damage to the Vessel; (iii) any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter; (iv) any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners or the Charterers or any change in the constitution of the Owners or the Charterers; ( v) any invalidity or unenforceability or lack of due authodsation of or any defect in this Charter; (vi) any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder, it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers. (f) All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without deduction for or on account of, any Taxes (other than a FATCA Deduction). HongKong\2550533.3 27

(g) In the event that the Charterers are required by any law or regulation to make any deduction or withholding (other than a FATCA Deduction) on account of any taxes which arise as a consequence of any payment due under this Charter, then: (i) the Charterers shall notify the Owners promptly after they become aware of such requirement; (ii) the Charterers shall remit the amount of such taxes to the appropriate taxation authority within three (3) Business Days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and (iii) such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes. (h) The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted. (i) Subject to sub-paragraph (a)(i) of Clause 51 (Termination Events), if the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on a daily basis on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is 5.00% per annum over the amount of such Unpaid Sum for the period of such non-payment. Any interest accruing under this paragraph (i) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Owners but will remain immediately due and payable. G) In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination. (k) In the event that it becomes unlawful or it is prohibited for either the Owners or the Charterers to charter the Vessel pursuant to this Charter, then the Owners and Charterers, if such new or changed law or regulation or such interpretation or application permit, shall notify the other party of the relevant event and negotiate in good faith for a period of thirty (30) days (or such longer period as may be agreed by the Owners (acting reasonably)) from the date of the receipt of the relevant notice by the other party to agree an alternative. If such agreement is not reached within such thirty (30)-day or longer period, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice specifying a Termination Payment Date that falls, to the extent permitted by law, no earlier than thirty (30) days after the date of such Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Early Termination Amount in accordance with paragraph (d) of Clause 51 (Termination Events) and/or such other terms and conditions as may be specified in such Termination Notice. (1) Subject to paragraph (n) below, the Charterers shall, within three Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made HongKong\2550533.3 28 after the date of this Charter, or (ii) compliance with any law or regulation made after the date of this Charter, or (iii) the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator or the Owners) made after the date of this Charter. In this Clause: (i) "Basel III" means: (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel Ill: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (B) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III". (ii) "Increased Costs" means: (A) a reduction in the rate of return from the Hire or on the Owners' overall capital; (B) an additional or increased cost; or (C) a reduction of any amount due and payable under any Transaction Document, which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document. (m) The Owners shall notify the Charterers of any claim arising from paragraph (1) above (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs. (n) Paragraph (1) above does not apply to the extent any Increased Costs is: (i) compensated for by a payment made under paragraph (g)( iii) above; or (ii) attributable to a FATCA Deduction required to be made by either Party, an Obligor or a Finance Party (if applicable); or (iii) attributable to the wilful breach by the Owners of any law or regulation; or HongKong\2550533.3 29

(iv) attributable to the implementation or application of, or compliance with, the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Charter (but excluding any amendment arising out of Basel Ill) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Owners). (o) The Charterers shall, within three (3) Business Days of demand by the Owners, pay to the Owners their Break Costs. 41. Insurance (a) During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war (including, if applicable, "War Risks" as defined in paragraph (a) of Clause 26 (War)) and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel) in US Dollars and in such market and on such terms as are customary for owners of similar tonnage. (b) Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the mortgagee of the Vessel or such other relevant Finance Party, and the Chruterers shall be at libe1ty to protect under such insurances the interests of any Approved Manager. (c) Insurance policies shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case if applicable)) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for, provided that the aforementioned consent from the Owners will not be required for emergency repairs that are required to be carried out to enable the Charterers to continue to utilise the Vessel in accordance with this Charter. (d) The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances. (e) The Charterers shall arrange that, at any time during the Agreement Term, the hull and machinery and war risks insurance shall be in an amount not less than the greater of: (i) an amount which equals one hundred and ten per cent (110%) of the then current Early Termination Amount; and (ii) the current Market Value of the Vessel. (f) The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an runount not less than one thousand million US Dollars (US$1,000,000,000). All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties as notice of cancellation and HongKong\2550533.3 30 exclusion from liability for premiums or calls. (g) The Charterers: (i) undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as are customary for owners of similar tonnage; (ii) shall not alter the terms of any of the Insurances nor allow any person to be co-assured (other than an Approved Manager which is Teekay Shipping Limited, TGP or another member of the Teekay Group who has provided a co-assured undertaking in form and substance satisfactory to the Owners) under any of the Insurances without the prior written consent of the Owners (unless such co-assured person (other than an Approved Manager which is Teekay Shipping Limited, TGP or another member of the Teekay Group) has provided a co-assured undertaking in form and substance satisfactory to the Owners) and, if applicable, the Finance Parties, and will supply the Owners and, if applicable, the Finance Parties from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion reasonably require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and (iii) shall reimburse the Owners and/or (if applicable) any Finance Party on demand for all reasonable costs and expenses incurred by the Owners and/or such Finance Party in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners and/or such Finance Party, where such report was obtained (i) on or around the Actual Delivery Date and (ii) where the Owners reasonably determine that there have been material changes in the requirement to insure the Vessel. (h) The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time upon the Owners' request, the Charterers shall provide the Owners and/or such Finance Party with (i) copies of all invoices issued by the brokers, underwriters or associations in respect of such premiums calls, contributions and other sums, and (ii) evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given. (i) The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners and, if applicable, HongKong\2550533.3 31 the Finance Parties, and the Charterers will promptly notify the Owners and, if applicable, the Finance Parties of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances. G) The Charterers will, no later than seven (7) days (or, in the case of protection and indemnity tisks, no later than one (1) day) before the expiry of any of the Insurances renew them and shall as soon as reasonably thereafter (but in any event within fifteen (15) days after the relevant renewals) give the Owners and, if applicable, the Finance Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require. (k) The Charterers shall deliver to the Owners (upon the Owners' request) and, if applicable, the Finance Parties (upon their request) copies (and, if required by the Owners, the otiginals) of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking (in such form as are customary for the market) shall be issued to the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contlibutions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers' brokers as agents for the Charterers. (1) The Charterers shall promptly provide the Owners with full information regarding any casualty or other accident or damage to the Vessel, including, without limitation, any communication with all parties involved in case of a claim under any of the Insurances, unless the Charterers reasonably expect the cost of the claim no to exceed the Major Casualty Amount. (m) The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit. (n) Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 56 (Total Loss). (o) (i) HongKong\2550533.3 The Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time 32 the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of the Early Termination Amount owed by the Charterers pursuant to paragraph (d) of Clause 51 (Termination Events) or, at the option of the Owners, to the discharge of the liability in respect of which they were paid. (ii) Without prejudice to the forgoing and subject to the terms of the Finance Documents (if any), all other claims in relation to the Insurances (other than in respect of a Total Loss), shall, unless and until the occurrence of a Termination Event which is continuing, in which event all claims under the relevant policy shall be payable directly to the Owners, be payable as follows: (A) a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Major Casualty Amount, plior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Owners and paid all of the salvage or other charges; (B) a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Major Casualty Amount plior to adjustment for any franchise or deductible under the terms of the relevant policy shall be payable directly to the Owners unless the Owners have, by prior wlitten consent, agreed for such claim to be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected. (p) The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owners and, if applicable, the Finance Parties. ( q) If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war lisks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time on demand for all such premiums, calls or contributions paid by the Owners, together with interest calculated in accordance with paragraph (i) of Clause 40 (Hire) from the date of payment by the Owners until the date of reimbursement. (r) The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall: HongKong\2550533.3 33

(i) pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market; and (ii) make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover; and (iii) submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade; and (iv) implement any recommendations contained in the reports issued following the surveys referred to in sub-paragraph (r)(iii) above within the relevant time limits; and ( v) in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone): (A) obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Owners with evidence of the same; and (B) procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and (C) comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution. (s) The Owners shall be at liberty to, in relation to the Vessel, take out an Innocent Owners' Interest Insurance on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such Innocent Owners' Interest Insurance, but only to the extent corresponding to an Owners' Interest Insurance for an amount not exceeding one hundred and ten per cent (11 0%) of the then current Early Termination Amount. (t) Any Finance Party shall be at liberty to take out a Mortgagees' Interest Insurance in relation to the Vessel on such terms and conditions as that Finance Party may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with such Mortgagees' Interest Insurance, but only to the extent corresponding to a Mortgagee's Interest Insurance for an amount not exceeding one hundred and ten per cent. (11 0%) of the amount then outstanding under any loan made available by the Finance Parties pursuant to any Finance Documents. (u) The Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover, but only to the extent HongKong\2550533.3 34 corresponding to such cover for an amount not exceeding one hundred and ten per cent (11 0%) of the then current Early Termination Amount. 42. Redelivery Upon the occmTence of any Termination Event, if the Owners decide to retake possession of the Vessel pursuant to paragraph (g) of Clause 51 (Termination Events), then the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port (at the Charterers' option and which is acceptable to the Owners) where the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 15 (Redelivery), 43 (Redelivery conditions) and 45 (Diver's inspection at redelivery), provided however that upon the Charterers' payment of the Early Termination Amount and any other amounts due under this Chruter, the Charterers shall no longer be obliged to comply with the requirements under Clauses 15 (Redelivery), 43 (Redelivery conditions) or 45 (Diver's inspection at redelivery). 43. Redelivery conditions (a) In addition to what has been agreed in Clauses 15 (Redelivery) (Part II) and 42 (Redelivery), the condition of the Vessel shall at redelivery be as follows: (i) the Vessel shall be free of any overdue class and statutory recommendations affecting its trading certificates; (ii) the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory cruried out pursuant to Clause 9 (Inventories, Oil and Stores) (Part II) and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, spare parts on board shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners; (iii) the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least three (3) months beyond the redelivery date; (iv) all of the Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted; (v) the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date; (vi) the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odours; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in HongKong\2550533.3 35 this Charter; (vii) the Vessel shall be free and clear of all liens (other than any Permitted Encumbrance); (viii) the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance programme; (ix) at the costs and expenses of the Charterers, a final joint report from the surveyors appointed by the Owners and the Charterers respectively shall be carried out as to the condition of the Vessel and a list of agreed deficiencies if any shall be drawn up; (x) the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application; (xi) the funnel markings and name (unless being maintained by the Owner following redelivery) shall be painted out by the Charterers; and (xii) recently taken lube oil samples for all major machinery shall be made available within one (1) week of redelivery and results forwarded to Owners' technical management for review. (b) At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books): (i) all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and (ii) available deadweight to be within one per cent (1%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work is to be undertaken)). (c) The Owners and Charterers shall each appoint (at the Charterers' cost and expense) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery. (d) If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 43, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors. (e) The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery. (f) The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 43. 44. Owners' mortgage (a) On the basis that the Owners will procure the issuance of the relevant Quiet Enjoyment Letter, the Charterers: HongKong\2550533.3 36

(i) acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Owners' Cost, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents; (ii) irrevocably consent to any assignment in favour of the Finance Parties pursuant to the relevant Finance Documents of the Owners' rights in and to any assignment by the Charterers of its rights, interests and benefits in and to the Insurances, Earnings, Requisition Compensation and any guarantee in favour of the Charterers for the performance of the obligations of any Sub-charterer under any Sub-charter; and (iii) without limiting the generality of paragraph (q) of Clause 48 (Charterers' undertakings), undertake to execute, provide or procure the execution or provision (as the case may be) of such further information or document as in the reasonable opinion of the Owners and/or the Finance Parties are necessary to effect the assignment referred to in paragraph (ii) above. (b) Without prejudice to the foregoing, the Owners' may assign, transfer or novate their rights under this Charter without the prior written consent of the Charterers if (x) the proposed assignee, transferee or novatee is an Affiliate of the Owners, or (y) (in the case of an assignment by way of security only) the proposed assignee is a Finance Party, in all cases subject to the following conditions: (i) the Owner having procured the relevant Quiet Enjoyment Letter; (ii) the proposed assignee, transferee or novatee is not a recognised competitor of any member of the Teekay Group; and (iii) the Charterers will not be left in a financially worse position after any proposed assignment ,transfer or novation, provided however that all the conditions referred to in the preceding provisions of this paragraph (b) (other than the Quiet Enjoyment Letter referred to in sub-paragraph (b)(i) above) shall not apply to any assignment, transfer or novation which occurs or is intended to occur after a Termination Event has occurred and is continuing. 45. Diver's inspection at redelivery (a) For the avoidance of doubt, the requirements of this Clause 45 will not apply if (i) after the occurrence of a Termination Event, the Charterers have paid the Early Termination Amount and any other amounts due under this Charter, or (ii) the Charterers have paid the Purchase Obligation Price and the Vessel has been redelivered to the Charterer pursuant to Clause 54 (Purchase obligation and transfer of title). (b) Unless the Vessel is returned in dry-dock, a diver's inspection is required to be performed at the time of redelivery. (c) The Charterers shall, at the written request of the Owners, arrange at the Charterers' time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery. (d) A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the HongKong\2550533.3 37

Classification Society. (e) If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked and repairs carried out to the satisfaction of the Classification Society. (t) If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Owners' time but at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed. (g) Without limiting the generality of sub-paragraph (b)(iii) of Clause 57 (Fees and expenses), all costs relating to any diver's inspection shall be borne by the Charterers. 46. Owners' undertaking The Owners warrant, represent and agree that they and their officers, directors, employees, consultants, agents and/or intermediaries, or any person acting on their behalf, have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter. The Owners shall indemnify the Charterers for any loss or damages arising from a breach of this Clause 46 (Owners' undertaking). 47. Charterers' representations and warranties (a) The Charterers represent and wan·ant to the Owners on the date of this Charter and (by reference to the facts and circumstances then pertaining) on the Actual Delivery Date and at each Hire Payment Date as follows (except that (1) the representation and warranty contained in paragraphs (vii) (No filing or stamp taxes) and (xxvi) (Financial covenants) below shall only be made on the date of this Charter and on the Actual Delivery Date, and (2) the representations and warranties in paragraphs (ii) (No deductions or withholding) and (xx) (Disclosure of material facts) below shall only be made on the date of this Charter): (i) Status and due authorisation: each Obligor is a corporation, limited partnership or limited liability company duly incorporated or formed under the laws of its jmisdiction of incorporation or formation (as the case may be) with power to enter into the Transaction Documents and to exercise its rights and perform its obligations under the Transaction Documents and all corporate and other action required to authorise its execution of the Transaction Documents and its performance of its obligations thereunder has been duly taken; (ii) No deductions or withholding: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents (other than a FATCA Deduction); (iii) Claims pari passu: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, the payment obligations of each Obligor under each Transaction Document to which it is a party, rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application; HongKong\2550533.3 38

(iv) No Immunity: in any proceedings taken in any of the Obligors' respective jurisdictions of incorporation or formation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process; (v) Governing law and judgments: in any proceedings taken in any of the Obligors' jurisdiction of incorporation or formation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced; (vi) Validity and admissibility in evidence: as at the date hereof, all acts, conditions and things required to be done, fulfilled and petformed in order (A) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents, (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding, and (C) to make the Transaction Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed; (vii) No filing or stamp taxes: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document; (viii) Binding obligations: the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Transaction Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of them of any of their obligations thereunder; (ix) No misleading information: to the best of its knowledge, any factual information provided by any Obligor to the Owners in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect; (x) No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Charterers' knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole; (xi) Solvency: HongKong\2550533.3 39

(A) None of the Obligors nor the Charter Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts; (B) None of the Obligors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. (C) The value of the assets of each Obligor and the Charter Guarantor Group taken as a whole is not less than the liabilities of such entity or the Charter Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities). (D) No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor. (xii) No material defaults: (A) Without prejudice to paragraph (B) below, none of the Obligors are in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole. (B) No Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from each Obligor's entry into and performance of each Transaction Document to which such Obligor is a party; (xiii) No material proceedings: no action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect on the business or financial condition of the Charter Guarantor Group taken as a whole has been started or is reasonably likely to be started; (xiv) Accounts: all financial statements relating to the Charterers or the Charter Guarantor required to be delivered under paragraph (a) of Clause 48 (Charterers' undertakings), were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Charterers or the Charter Guarantor (as the case may be) and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended; (xv) No obligation to create Encumbrance: the execution of the Transaction Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents; (xvi) No breach: the execution of the Transaction Documents by each of the Obligors and their exercise of their rights and performance of their HongKong\2550533.3 40 obligations under any of the Transaction Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party; (xvii) Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents; (xviii) Necessary Authorisations: the Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation; (xix) No money laundering: the performance of the obligations of the Obligors under the Transaction Documents, will be for the account of members of the Charter Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities; (xx) Disclosure of material facts: the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents. (xxi) No breach of laws: (A) None of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect. (B) No labour disputes are current or (to the best of the Charterers' knowledge and belief) threatened against any member of the Charter Guarantor Group which have or are reasonably likely to have a Material Adverse Effect. (xxii) Environmentallaws: (A) Each member of the Charter Guarantor Group is in compliance with paragraph G) of Clause 48 (Charterers' undertakings) 48 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Mateiial Adverse Effect. (B) No Environmental Claim has been commenced or (to the best of the Charterers' knowledge and belief) is threatened against any member of the Charter Guarantor Group where that claim has or is reasonably likely, if determined against that member of the Charter Guarantor Group, to have a Mateiial Adverse Effect. (xxiii) Taxation: HongKong\255053 3.3 41

(A) No Obligor (save for the Charter Guarantor) is materially overdue in the filing of any Tax returns and no Obligor (save for the Charter Guarantor) is overdue in the payment of any amount in respect of Tax of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds. (B) No claims or investigations are being made or conducted against any Obligor (save for the Charter Guarantor) with respect to Taxes such that a liability of, or claim against, such Obligor of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more is reasonably likely to arise. (xxiv) No Restricted Party: no Obligor is a Restricted Party nor has any Obligor or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority. (xxv) No Material Adverse Effect: no event or circumstance which has occurred and which has or is reasonably likely to have a Material Adverse Effect. (xxvi) Financial covenants: the financial covenants and other requirements under Clause 50 (Financial covenants) are no less favourable than those given by the Charter Guarantor to any of its other creditors. (b) Representations Limited: the representation and warranties of the Charterers in this Clause 47 are subject to: (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court; (ii) the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors; (iii) the time barring of claims under any applicable limitation acts; (iv) the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and (v) any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents. 48. Charterers' undertakings The undertaking and covenants in this Clause 48 remain in force for the duration of the Agreement Term. (a) Financial statements: the Charterers shall supply to the Owners: (i) (ii) HongKong\2550533.3 as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its Financial Years, the Charterers' audited financial statements for that Financial Year; and as soon as the same become available, but in any event within one hundred 42 and eighty (180) days after the end of each of the Charter Guarantor's Financial Years, the Charter Guarantor's audited consolidated financial statements for that Financial Year. (b) Requirements as to financial statements: each set of financial statements delivered to the Owners under paragraph (a) of Clause 48 in relation to the Charterers and the Charter Guarantor (each a "Notifying Party"): (i) shall be certified by an authorised signatory of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and (ii) shall be prepared in accordance with GAAP. (c) Interim financial statements The Charterers shall supply to the Owners: (i) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of its Financial Half-Year: (A) the unaudited financial statements of the Charterers for that Financial Half-Year; and (B) the unaudited consolidated financial statements of the Charter Guarantor for that Financial Half-Year; and (ii) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each relevant Financial Quarter: (A) the unaudited financial statements of the Charterers for that Financial Quarter; and (B) the unaudited consolidated financial statements of the Charter Guarantor for that Financial Quarter. (d) Compliance Certificate (i) The Charterers shall supply to the Owners a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 50 (Financial Covenants), with: (A) each of the Charter Guarantor's annual consolidated audited financial statements in respect of the relevant Financial Year delivered pursuant to paragraph (a)(ii) (Financial statements) above; and (B) each of the half-yearly unaudited financial statements in relation to the first Financial Half-Year of that calendar year and delivered pursuant to paragraph (Interim .financial statements) above. (ii) Each Compliance Certificate shall be signed by an authorised signatory of the Charter Guarantor. (e) Information: miscellaneous The Charterers shall supply to the Owners: (i) HongKong\2550533.3 promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are 43 reasonably likely to have a Material Adverse Effect; and (ii) promptly, such further information regarding the financial condition, business and operations of any Obligor as the Owners may reasonably request. (f) Maintenance of legal validity The Charterers shall comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of its jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in its jurisdiction of incorporation or formation and all other applicable jurisdictions. (g) Notification of Potential Termination Event The Charterers shall promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Owners, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Termination Event is continuing or if a Termination Event is continuing specifying the steps, if any, being taken to remedy it. (h) Claims pari passu The Charterers shall ensure that at all times the claims of a Creditor Party against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application. (i) Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Charterers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Owners of all Necessary Authorisations. G) Compliance with applicable laws The Charterers shall comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Restricted Parties to which paragraph (k) below applies, and anti-corruption and anti-bribery laws to which paragraph (1) below applies) if a failure to do the same may have a Material Adverse Effect. (k) No dealings with Restricted Parties The Charterers shall not, and shall not permit or authorise any other person to, directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party; and (ii) in any other manner that would reasonably be expected to result in any Obligor, the Owners, any Approved Manager or any Finance Party (if applicable) being in breach of any Sanctions or become a Restricted Party. (1) Anti-corruption and anti-bribery laws The Charterers warrant, represent and agree that they and their Affiliates and their respective officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall HongKong\2550533.3 44 comply with, all applicable Business Ethics Laws in connection with this Charter. The Charterers shall indemnify the Owners for any loss or damages arising from a breach of this paragraph (1). For the purposes of this Clause only, "Affiliates" means Teekay LNG Partners LP and its Subsidiaries. (m) Environmental compliance The Charterers shall, and shall procure that each of the Obligors will: (i) comply with any Environmental Law; (ii) obtain, maintain and ensure compliance with all requisite Environmental Approvals; and (iii) implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect. (n) Environmental Claims The Charterers shall promptly upon becoming aware of the same, inform the Owners in writing of: (i) any Environmental Claim against any member of the Charter Guarantor Group which is cuiTent, pending or threatened; and (ii) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Charter Guarantor Group, where the claim, if determined against that member of the Charter Guarantor's Group, has or is reasonably likely to have a Material Adverse Effect. (o) Taxation The Charterers shall pay and discharge any Tax imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that: (i) such payment is being contested in good faith; (ii) adequate reserves are being maintained for such Tax and the costs required to contest them have been disclosed in its latest financial statements; and (iii) such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect. (p) Loans or other financial commitments The Charterers shall not make any loan or enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except pursuant to the Transaction Documents and loans made in the ordinary course of business. ( q) Further assurance The Charterers shall at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owner's rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents. (r) Other information The Charterers will promptly supply to the Owners such HongKong\2550533.3 45 financial information and explanations as the Owners may from time to time reasonably require in connection with the Obligors. (s) Inspection of records The Charterers will permit the inspection of their financial records and accounts on reasonable notice from time to time during business hours by the Owners or its nominee. (t) Insurance The Charterers shall procure that all of the assets, operation and liability of the Charterers are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of the this Charter. (u) Merger and demerger The Charterers shall not enter into any amalgamation, merger, de merger or corporate restructuring without the prior written consent of the Owners (such consent not to be unreasonably withheld). (v) Transfer of assets The Charterers shall not, and shall procure that no other Obligor (other than the Charter Guarantor) will, sell or transfer any of its material assets other than: (i) on arm's length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or (ii) on arm's length tenns to its Affiliates, which are and remain members of the Charter Guarantor Group. (w) Change of business The Charterers shall not without the prior written consent of the Owners, make any substantial change to the general nature of their shipping business from that carried on at the date of this Charter. (x) Acquisitions The Charterers shall not make any acquisitions or investments without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) save for the acquisition of the Vessel under the Building Contract. (y) "Know your customer" checks If: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter; (ii) any change in the status of the Charterers after the date of this Charter; or (iii) a proposed assignment or transfer by Owners of any of its rights and obligations under this Charter, obliges the Owners to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied it has · complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents. (z) No borrowings The Charterers shall not incur any liability or obligation except (i) liabilities and obligations under the Transaction Documents to which they are a party, (ii) liabilities or obligations reasonably incurred in the ordinary course of HongKong\2550533.3 46 chartering, repairing and maintaining the Vessel and (iii) Financial Indebtedness owing to Affiliates provided that such Financial Indebtedness is unsecured and subordinated provided that so long as no Termination Event shall have occurred and be continuing or would result from the making of any such payment nothing in this paragraph (z) shall prevent the Charterers from repaying any such Financial Indebtedness or paying interest on such Financial Indebtedness. (aa) No dividends The Charterers shall not, and shall procure that none of the other Obligors (other than the Charger and the Charter Guarantor) shall, pay any dividends or make other distributions to its shareholders whilst a Termination Event is continuing. (bb) Listing The Charterers shall procure that the Charter Guarantor will throughout the duration of this Charter maintain its listing as a publically traded entity on the New York Stock Exchange or any other recognised stock exchange acceptable to the Owners. (cc) Negative pledge The Charterers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessel, its other assets or undertakings (other than Permitted Encumbrances) nor dispose of the Vessel or any of those assets or all or any part of those undertakings other than, in the case of a sale of the Vessel, where such sale complies with the requirements of Clauses 51 (Termination Events) or 55 (Sale of Vessel by the Owners). (dd) Management of the Vessel The Charterers shall ensure that: (i) the Vessel is at all times technically and commercially managed by an Approved Manager; (ii) unless (A) the Charterers have promptly informed the Owners in writing of any proposed change of an Approved Manager, and (B) the Owners have granted its prior written consent (which shall not be unreasonably withheld or delayed) to such proposed change, the Approved Manager shall not be changed to an entity which is not a member of the Teekay Group; and (iii) at any time that the Approved Manager of the Vessel is not Teekay Shipping Limited, TGP or any other member of the Teekay Group, such Approved Managers will provide a Manager's Undertaking (in form and content reasonably satisfactory to the Owners) confirming that, among other things, following the occurrence of Termination Event which is continuing, all claims of the Approved Managers against the Charterers shall be subordinated to the claims of the Owners or the Finance Parties (if applicable) under the Transaction Documents. ( ee) Classification The Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with the Vessel's Classification Society, in each case, free from any material overdue recommendations and adverse notations affecting that the Vessel's class. ( ff) Certificate of financial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America. (gg) Registration The Charterers shall not change or permit a change to the flag of the Vessel during the duration of this Charter other than to a Pre-Approved Flag or HongKong\2550533.3 47 under such other flag as may be approved by the Owners, such approval not to be unreasonably withheld or delayed. Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any reasonable and documented costs of the Finance Parties (if applicable)). (hh) ISM and ISPS Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same. (ii) Chartering-in The Cha1terers shall not, during the duration of this Charter, without the prior written consent of the Owners, take any vessel on charter or other contract of employment (or agree to do so) except for vessels chrutered in by the Charterers on a temporary basis to be provided to any Sub-charterer in order to fulfil its obligations under the relevant Sub-charter (in circumstances where the Vessel is not available for whatever reason). (jj) Change of control The Charterers shall, and shall procure that the Charterer Guarantor will, ensure that during the duration the Charter Period no Change of Control shall occur. (kk) Inspection of Vessel and inspection reports In the absence of a Termination Event, subject to there being no undue interference with the operation of the Vessel, the Chruterers shall upon the Owners' request once in each calendar year provide an inspection report as to the condition of the Vessel (and, for the avoidance of doubt, each such report may be prepared by the relevant technical team of a member of the Teekay Group), provided always however that if a Termination Event has occurred and is continuing, the Owners may at any time and at the Charterers' cost conduct such inspection and the Charterers shall be deemed to have granted such permission and shall provide such necessary assistance to the Owners in respect of such inspection. (ll) Sub-charterers The Charterers will, where applicable, use reasonable endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary or desirable by the Owners to ensure that any Sub-Charter which is in effect on the Actual Delivery Date remains in effect, so that all obligations previously owed by the relevant Sub-charterers to the Charterers under such Sub-Charter shall continue to be owed to the Charterers throughout the Agreement Term. (mm) Valuation Report The Charterers will deliver or procure the delivery to the Owners of a Valuation Report: (i) once every twelve (12) months during the Charter Period (each such Valuation Report to be at the Charterers' cost); and (ii) at such other times as the Owners may require in their absolute discretion (each such additional Valuation Report to be at Owners' cost unless a Termination Event has occurred and is continuing following which each such additional Valuation Report shall be at the cost of the Charterers). (nn) Sub-Charter and Sub-charter Guarantee The Charterers shall procure that, HongKong\2550533.3 48 without the prior written consent of the Owners, there shall be no termination by the Charterers of, alteration to or waiver of any material term of, the Sub-charter or the Sub-charter Guarantee. (oo) Transactions with Affiliates The Charterers shall procure that all transactions conducted or to be conducted between the Charterers and any of the Charterers' Affiliates will be on an arm's length commercial basis. (pp) Conditions subsequent The Charterers shall: (i) within the earlier of (A) ninety (90) days after the Actual Delivery Date, and (B) the date on which the Initial Sub-charterer becomes entitled to cancel the Initial Sub-charter pursuant to clause 4.4 (Charterer's Remedy for Delayed Delivery) thereof, provide the certificate of delivery (or such other equivalent document) for the purpose of evidencing that delivery under the Initial Sub-charter has taken place; (ii) without prejudice to sub-paragraph (i) above, provide a written confirmation to the Owners that delivery of the Vessel to the Initial Sub-charter has occurred within thirty (30) days after such delivery; (iii) to the extent that any certificate received by the Owners pursuant to paragraph (g) of Clause 36 (Conditions precedent) was in provisional form at the time of the receipt, deliver or caused to be delivered to the Owners the corr-esponding formal cettificate as soon as possible after the Charterers' receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate; and (iv) the Vessel's transcript of register within twenty-four (24) hours of the Actual Delivery Date. 49. Earnings Account (a) In addition to Clause 48 (Charterers' undertakings), the Charterers hereby undertake to the Owners that, throughout the Agreement Term, they will deposit all of the Earnings received by the Charterers into the Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions. (b) Provided that no Termination Event has occuned or is continuing and subject to payment of any Hire that has become due and payable, the Charterers may freely withdraw any amount standing to the credit of the Earnings Account. 50. Financial covenants (a) The Charterers shall procure that the Charter Guarantor will (on a consolidated basis) comply with the following financial covenants throughout the Agreement Term: (i) to maintain Free Liquidity and Available Credit Lines of (in aggregate) not less than thirty five million US Dollars (US$35,000,000); and (ii) to maintain a Net Debt to Net Debt plus Equity Ratio of not more than eighty per cent (80%); and (iii) to maintain a Tangible Net Worth of at least four hundred million US Dollars (US$400,000,000), HongKong\2550533.3 49 provided that following any change in the applicable accounting policies for the Charter Guarantor from GAAP the Owners (in consultation with the Charter Guarantor) may require an amendment to this Clause 50 as the Owners deem logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 50. (b) The financial covenants set out in paragraph (a) above shall be tested every six (6) months by reference to (i) each of the audited consolidated annual and (as the case may be) unaudited consolidated semi-annual financial statements of the Charter Guarantor received by the Owners pursuant to paragraphs (a) (Financial statements) and (c) (Interim financial statements) (respectively) of Clause 48 (Charterers' undertakings), and (ii) the relevant Compliance Certificate delivered pursuant to paragraph (d) of Clause 48 (Charterers' undertakings). (c) For the purposes of this Clause 50: "Available Credit Lines" means any undrawn committed revolving credit lines, other than undrawn committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Charter Guarantor Group, as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts; "Equity" means the aggregate of the amount paid up on the issued share capital of the Charter Guarantor and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve), plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account; "Free Liquidity" means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the members of the Charter Guarantor Group shall have free, immediate and direct access each as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts; "Net Debt" means the Charter Guarantor's Total Debt less its Free Liquidity; "Net Debt to Net Debt plus Equity Ratio" means the ratio of Net Debt to Net Debt plus Equity; "Tangible Net Worth" means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Owners), and amounts standing to the credit of the consolidated capital reserves of the Charter Guarantor, (a) plus any credit balance carried forward on the Charter Guarantor's consolidated profit and loss account, (b) less: (i) (ii) HongKong\2550533.3 any debit balance carried forward on the Charter Guarantor's consolidated profit and loss account; any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of the Charter Guarantor); and 50

(iii) any amount attributable to minority interests in Subsidiaries. "Total Debt" means the aggregate of: (a) the amount calculated in accordance with GAAP shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Charter Guarantor; and (b) the amount of any liability in respect of any lease or hire purchase contract entered into by the Charter Guarantor or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under "Restricted Cash"); 51. Termination Events (a) Each of the following events shall constitute a Termination Event: (i) Failure to pay an Obligor fails to pay any amount due from it under any Transaction Document to which it is a party at the time, in the currency and otherwise in the manner specified therein provided that, if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an eiTOr in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Charter (if a payment of Hire) and ten (10) Business Days (if a sum payable on demand); or (ii) Misrepresentation any representation or statement made by any Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or (iii) Specific covenants an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Charterers under paragraphs (t) (Insurance) and (jj) (Change of control) of Clause 48 (Charterers' undertakings) and paragraph (h) of clause 8 (Conditions Precedent) of the MOA; or (iv) Financial covenants the Charter Guarantor is in breach of the fmancial covenants set out in Clause 50 (Financial covenants); or (v) Other obligations an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in paragraphs (iii) and (iv) above) and such failure is not remedied within 14 days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply; or (vi) Cross Default any Financial Indebtedness of any Obligor is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Obligor is declared, or is capable of being declared, to be or HongKong\2550533.3 51 otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (A) of the Charter Guarantor or the Charger is equal to or greater than one hundred million Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (B) of the Charterers is equal to or greater than five million Dollars (US$5,000,000) or its equivalent in any other currency or currencies; or (vii) Insolvency and rescheduling an Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or (viii) Winding-up an Obligor files for initiation of formal restructuring proceedings, is wound up or declared bankmpt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or (ix) Execution or distress (x) (xi) HongKong\2550533.3 (A) an Obligor fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (1) in respect of the Charter Guarantor or the Charger equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (2) in respect of the Charterers equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or (B) any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor in an aggregate amount (1) in respect of the Charter Guarantor or the Charger equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or (2) in respect of the Charterers equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency or currencies, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or Similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii), (viii) or(ix) above; or Repudiation an Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an 52 intention to repudiate any such Transaction Document; or (xii) Validity and admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order: (A) to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents; (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or (C) to make the Transaction Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or petformed within thitty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed; or (xiii) Illegality at any time: (A) it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it is a pruty; (B) any of the obligations of the Charterers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or (C) any Encumbrance created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Owners) to be ineffective, and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Owners within thirty (30) days after it has given notice thereof to the relevant Obligor; or (xiv) Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect in respect of any Obligor and such event or change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such event or change by the Owners to the relevant Obligor; or (xv) Conditions precedent if any of the conditions set out in Clause 36 (Conditions precedent) is not satisfied by the relevant time or such other time period specified by the Owners in its discretion; or (xvi) Revocation or modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Agreement Term becomes necessary to enable any of the Obligors to comply with any of their obligations in or pursuant to any of the Transaction Documents is revoked, withdrawn or withheld, or modified in a manner which the Owners reasonably considers is, or may be, prejudicial to the interests of Owners in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or HongKong\2550533.3 53

(xvii) Cessation of business any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business; or (xviii) Curtailment of business if the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets; or (xix) Reduction of capital if any Obligor reduces its committed or subscribed capital; or (xx) Environmental matters (A) any Environmental Claim is pending or made against the Charterers or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect; (B) any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or (xxi) Loss of property all or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Owners has or could reasonably be expected to have a Material Adverse Effect; or (xxii) Sanctions any Obligor, any Affiliate of any Obligor or any of their respective directors, officers or employees becomes a Restricted Party; or (xxiii) Arrest the Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within forty five (45) days of such arrest or seizure; or (xxiv) Related Transaction Documents an event or circumstance referred to in sub-paragraph (a)(i) (Failure to pay) of clause 51 (Termination Events) of any Related Charter occurs; or (xxv) Termination of Sub-charter a Sub-charter is terminated, repudiated or cancelled: (A) (B) HongKong\2550533.3 by the Sub-charterers due to a breach by the Charterers unless (1) such breach does not materially affect the ability of the Charterers to perform its obligations under this Charter, and (2) the Charterers enter into a replacement Sub-charter (on terms reasonably acceptable to the Owners) with a Sub-charterer (reasonably acceptable to the Owners) within sixty (60) days of such termination, repudiation or cancellation; or for any reason other than a breach by the Charterers unless the Charterers enter into a replacement Sub-charter (on terms reasonably acceptable to the Owners) with a Sub-charterer (reasonably acceptable to the Owners) within one hundred and eighty (180) days of such termination, repudiation or cancellation; 54

(xxvi) Termination of Sub-charter Guarantee where a Sub-charter Guarantee is provided by the relevant Sub-charter Guarantor in favour of the Charterers to cover the obligations of the relevant Sub-charterers under the corresponding Sub-charter, and such Sub-charter Guarantee is terminated, cancelled or repudiated for any reason other than a default by the Charterers, unless (A) the Charterers procure that a replacement Sub-charter Guarantee (on terms reasonably acceptable to the Owners) is entered into with a Sub-charter Guarantor (reasonably acceptable to the Owners) within one hundred and eighty (180) days of such termination, cancellation or repudiation, or (B) the Charterers provide other replacement guarantee or security (in an amount and form acceptable to the Owners in their discretion) within one hundred and eighty (180) days of such termination, cancellation or repudiation; or (xxvii) Owners' inability to change flag where a change of the Vessel's flag from a Pre-Approved Flag is required: (A) to be implemented by the Owners under the Finance Documents due to (x) the implementation of Sanctions (or provisions which carry similar requirements under the Finance Documents) and/or other relevant laws and regulations, and (y) an event of default or mandatory prepayment event (however each such event is described under the Finance Documents) will occur if the Owners do not implement such change of flag~ and (B) the relevant Sub-charterers' consent to the implementation of the change of flag referred to in sub-paragraph (A) above is not provided pursuant to Clause 53 (Owners' undertaking regarding change of Vessel registration). (b) The Owners and the Charterers agree that it is a fundamental term and condition of this Charter that no Termination Event shall occur during the Agreement Term. Without prejudice to the forgoing, a Termination Event which is continuing shall constitute an agreed terminating event, the occurrence of which will entitle the Owners to exercise all or any of the remedies set out below in this Clause 51. (c) At any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period, the Owners may at their option: (i) and by delivering to the Charterers a Termination Notice, tenninate this Charter with immediate effect or on the date specified in such Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); (ii) apply any amount then standing to the credit to the Earnings Account against any Unpaid Sum or such other amounts which the Owners or other Obligors may owe under the Transaction Documents; and/or (iii) (without prejudice to sub-paragraph (ii) above) enforce any Encumbrance created pursuant to the relevant Transaction Documents. (d) On the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with paragraph (c) above, the HongKong\2550533.3 55

Charterers shall pay to the Owners an amount equal to the Early Termination Amount. (e) Following any termination to which this Clause 51 applies, all sums payable in accordance with paragraph (d) above shall be paid to such account or accounts as the Owners may direct and shall be applied towards settlement of the Early Termination Amount (or part thereof) and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be paid to the Charterers by way of rebate hire. (f) If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Chruter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to paragraph (d) above to the satisfaction of the Owners, whereupon the Owners shall promptly transfer title to the Vessel to the Charterers (or its nominee) in accordance with paragraphs (b) to (f) of Clause 54 (Purchase obligation and transfer of title) as if the reference to "Purchase Obligation Price" in that paragraph (b) is replaced by "Early Termination Amount. (g) Without prejudice to the forgoing or to any other rights of the Owners under the Charter, at any time after a Termination Notice is served under paragraph (c) above, the Owners may, acting in their sole discretion: (i) withdraw the Vessel from the service of the Chruterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); and /or (ii) without prejudice to the Charterers' obligations under Clause 43 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers' servants or agents for this purpose; and/or (iii) enforce any Encumbrance created pursuant to the relevant Transaction Documents. (h) Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Agreement Term. The rights conferred upon the Owners by the provisions of this Clause 51 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter. 52. Sub-chartering and assignment (a) Except as permitted by paragraph (c) below, the Charterers shall not without the prior written consent of the Owners: (i) (ii) HongKong\255053 3.3 let the Vessel on demise charter for any period; de-activate or lay up the Vessel; 56

(iii) assign their rights under this Charter. (b) The Charterers acknowledge that the Owners' consent to any sub-bareboat chartering may be subject (amongst other things) to the Owners being satisfied as to the intended flag during such sub-bareboat chartering. (c) Without prejudice to anything contained in this Clause 52, the Charterers shall not enter into any sub-charter for the Vessel other than a Sub-charter which is (i) for a purpose for which the Vessel is suited, and (ii) with a Sub-charterer which is not a Restricted Party and in each case, the Charterers shall (subject to an acceptable Quiet Enjoyment Letter being agreed in respect of such Sub-charter), in relation to any Sub-charter with a charter period over twelve (12) months, assign to the Owners all their earnings arising out of and in connection with such Sub-charter and all their lights and interest in such Sub-charter and all their rights and interest in any Sub-chruter Guarantee on such conditions as the Owners may require and the Charterers shall serve a notice on any Sub-charterer and any Sub-charter Guarantor and shall obtain a written acknowledgement of such assignment from such Sub-charterer and such Sub-charter Guarantor in such form as is required by the Owners or any Finance Party (as the case may be). 53. Owners' undertaking regarding change of Vessel registration The Owners undertake that, for the duration of the Agreement, it will not without the prior written consent of the Charterers and/or the relevant Sub-charterers (if applicable) change or permit a change to the flag of the Vessel other than a Pre-Approved Flag or such other flag as may be approved by the Owners and/or such Sub-charterers (if applicable), provided that where the Sub-charterers' consent is required for a change of flag, the Charterers shall use reasonable endeavours to assist the Owners in obtaining such consent from the Sub-charterers. 54. Purchase obligation and transfer of title (a) Subject to the other provisions of this Charter, the Charterers shall be obliged to purchase the Vessel or cause their nominee to purchase the Vessel upon the expiration of the period of ten (10) years commencing from the Actual Delivery Date by payment of the Purchase Obligation Price. (b) In exchange for the full payment of the Purchase Obligation Price and all sums due and payable to the Owners under the Transaction Documents and subject to compliance with the other conditions set out in this Clause, the Owners shall: (i) transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers' costs): (A) a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale; and (B) the Title Transfer PDA; and (ii) (subject to the prior written consent of any Finance Party or its agent or permitted assigns and transferees (in each case as applicable)) use best endeavours to procure the deletion of any mortgage or plior Encumbrance in relation to the Vessel at the Charterers' cost, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (e) HongKong\2550533.3 57 below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel. (c) The transfer in accordance with paragraph (b) above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers (or their nominee) no representations, warranties (other than a warranty that the Vessel shall be free from all Encumbrances other than those created by the Charterers), agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise. (d) The Owners shall use reasonable endeavours to ensure that a bill of sale referred to in paragraph (b) above will be prescribed in a form recordable in the Charterers' nominated flag state. (e) The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners (acting reasonably)) whereby the Charterers and the Charter Guarantor shall state that, among other things, the Owners has and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers and/or the Charter Guarantor shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel (other than any claims which are brought or may mise as a result of the Owners' gross negligence or wilful misconduct). (f) In addition to paragraph (d) above, if the transfer referred to in paragraph (b) above is not or cannot be made by the Owners by reason of any action taken or improperly omitted by or any breach by any Finance Party under or in connection with any of the Finance Documents (including, without limitation, any failure by any Finance Party to release any Encumbrance constituted by any Finance Document in circumstances where they are or any of them is obliged to do so), then as soon as such transfer is no longer prevented by such or any other action or omission, such transfer shall be made in accordance with the relevant provisions of this Charter. 55. Sale of Vessel by the Owners (a) The Owners shall not sell the Vessel without the Charterers' prior written consent unless permitted by and in accordance with Clause 51 (Termination Events) or this Clause 55. (b) If requested by the Charterers and provided that the following conditions are satisfied, then the Owners shall (at the cost of the Charterers and without any representation, warranty, recourse or liability) arrange for the sale of the Vessel: (i) no Termination Event has occurred or may occur (other than an early termination for sale) as a result of such proposed sale; (ii) all Necessary Authorisations and consents (including in particular but not limited to any consent from any Sub-charterer if the corresponding Sub-charter is still in place at the relevant time) have been obtained by the Owners, the relevant Obligors or such other persons in each case prior to such proposed sale; (iii) HongKong\2550533.3 58

(A) the proposed purchaser of the Vessel is not a Restricted Party; and (B) the sale to such proposed purchaser will not otherwise put any of the Owners, the Charterers or other Obligations in breach of any Sanctions; and (iv) in the Owners' opinion (acting reasonably based on such documents or evidence as the Owners may reasonably require): (A) there will be no Net Sale Proceeds Deficit; or (B) if such sale would result in a Net Sale Proceeds Deficit, there is evidence produced to the satisfaction of the Owners that the Charterers have deposited into such account as the Owners may designate a cash amount which is at least the equivalent of such Net Sale Proceeds Deficit. (c) On the date on which the sale is completed, the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers will be deemed to be terminated in accordance with the terms of this Charter, and the Early Termination Amount corresponding to the relevant Hire Period will be deemed to have become due and payable. (d) Notwithstanding paragraph (c) above, the Charterers' obligation to pay the relevant Early Termination Amount may be satisfied by the Owners applying the Net Sale Proceeds towards settlement of the Early Termination Amount. For the avoidance of doubt, any residual Net Sale Proceeds after such application shall be refunded to the Charterers by the Owners' deposit of such residual amount into an account designated by the Charterers. 56. Total Loss (a) If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date. (b) If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) below. (c) On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount as at the Settlement Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable. (d) All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Early Termination Amount and any other sums due and payable under the Transaction Documents. To HongKong\2550533.3 59 the extent that there is any surplus after such application, such surplus shall be paid to the Charterers by way of rebate hire. (e) The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss. (f) The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment required by paragraph (c) above. 57. Fees and expenses (a) The Charterers shall on or before the Actual Delivery Date pay to the Owners an arrangement fee in an amount of US$1,794,339) (the "Arrangement Fee"), such amount to be set off against the amount of the Purchase Piice (as defined in the MOA) due from the Owners (as buyer) to the Charterers (as seller) pursuant to the MOA, provided that if the Vessel is not delivered by the Charterers (as seller) to the Owners (as buyer) under the MOA by 15 August 2016 (the "Original Cancellation Date"), the Chruterers shall, within five (5) Business Days from the Oiiginal Cancellation Date, pay the Arrangement Fee to the Owners. (b) In addition to the fee referred to in paragraph (a) above, the Charterers shall bear all reasonably incurred costs, fees (including reasonable legal fees) and disbursements incurred by the Owners and the Charterers in connection with: (i) the negotiation, preparation and execution of this Charter, the other Transaction Documents and the Finance Documents; (ii) the delivery of the Vessel under the MOA and this Charter; (iii) preparation or procurement of any survey, inspections, Valuation Report, tax or insurance advice; (iv) all legal fees and other expenses alising out of or in connection with the exercising of the Purchase Obligation by the Charterers pursuant to Clause 54 (Purchase Obligation) of this Charter; and (v) such other activities relevant to the transaction contemplated herein. I (c) The Owners shall not be liable for any costs of supervision of construction of the Vessel under the Building Contract nor any agency, stocking up cost, buyer's supplied items or equivalent each of which shall be the responsibility, or for the account, of the Seller or the Charterers. 58. Stamp duties and taxes The Charterers shall pay promptly all stamp, documentary or other like duties and taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes. 59. Operational notifiable events The Owners are to be advised as soon as possible after the occurrence of any of the following events: HongKong\2550533.3 60

(a) when a material condition of class is applied by the Classification Society; (b) whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons for more than five (5) consecutive Business Days; (c) whenever a class or flag authority refuses to issue or withdraws trading certification; (d) whenever the Vessel is planned for dry-docking in accordance with Clause IO(g) (Part II) and whether routine or emergency; (e) the Vessel is taken under tow~ (t) any (i) death, or (ii) serious injury on board which would require the Vessel to be diverted from its then trading route; or (g) any damage to the Vessel the repair costs of which (whether before or after adjudication) are likely to exceed the Major Casualty Amount. 60. Further indemnities (a) Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 17 (Indemnity) (Part II) of this Charter, indemnify, protect, defend and hold harmless the Owners and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses"), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following: (i) this Charter and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Charterers; (ii) the Vessel or any part thereof, including with respect to: HongKong\2550533.3 (A) (B) (C) (D) the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort); any claim or penalty arising out of violations of applicable law by the Charterers or any other Sub-charterers; death or property damage of shippers or others; any liens in respect of the Vessel or any part thereof (save for those in favour of the Finance Parties); or 61

(E) any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships; (iii) any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be petformed by the Charterers under any Transaction Document to which it is a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which it is a party or the occurrence of any Termination Event; (iv) in connection with: (A) preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel; or (B) in securing or attempting to secure the release of the Vessel, in each case in connection with the exercise of the rights of a holder of a lien created by the Charterers; (v) incurred or suffered by the Owners in: (A) procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery); (B) recovering possession of the Vessel following termination of this Charter under Clause 51 (Termination Events); (C) arranging for a sale of the Vessel in accordance with Clause 55 (Sale ofVessel by the Owners); or (D) arranging for a transfer of the title of the Vessel in accordance with paragraphs (b) to (f) of Clause 54 (Purchase obligation and transfer of title) (vi) adsing from the Master or officers of the Vessel or the Charterers' agents signing bills of lading or other documents; (vii) in connection with: (A) the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or (B) subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charterers' group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress. Provided however that the Owners shall not be entitled to any indemnification or recompense pursuant to this Clause 60 for any liabilities, obligations, losses, damages, penalties, claims, actions, suits, fees, costs, expenses and disbursements HongKong\2550533.3 62 incurred by the Owners as a consequence of any (A) gross negligence or wilful breach of this Charter by the Owners (including the Owners' officers, directors, agents and employees), or (B) arrest of the Vessel arising directly and solely due to any action or omission on the part of the Owners. (b) The Charterers shall pay to the Owners promptly on the Owners' written demand the amount of all costs and expenses (including reasonable legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances. (c) Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of twenty four (24) months after the Agreement Term. 61. Set-off The Owners may set off any matured obligation due from the Charterers under the Transaction Documents (to the extent beneficially owned by the Owners) against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of paymentor currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. 62. Further assurances and undertakings Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter. 63. Cumulative rights The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated. 64. Day count convention Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. 65. No waiver No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and accepted by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach. 66. Entire agreement (a) This Charter contains all the understandings and agreements of whatsoever kind and HongKong\2550533.3 63 nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements but shall be read in conjunction with the MOA. (b) This Charter may not be amended, altered or modified except by a written instmment executed by each of the parties to this Chruter. 67. Invalidity If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such te1m or provision to persons or circumstances (other than those as to which it is ah·eady invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law. 68. English language All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. 69. No partnership Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter. 70. Notices (a) Any notices to be given to the Owners under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to: Hai Jiao 1601 Limited Address: Fax No.: Email: Attention: c/o 10/F, Bank of Beijing Building, 17(C) Jimong Street, Xicheng District, Beijing 100033 +86 10 66105960 MrDanielXu or to such other address, facsimile number or email address as the Owners may notify to the Charterers in accordance with this Clause 70. (b) Any notices to be given to the Charterers under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to: Creole Spirit L.L.C. HongKong\2550533.3 64

Address: Fax No.: Email: Attention: c/o Teekay Shipping (Canada) Limited, Suite 2000, Bentall 5, 550 Burrad Street, Vancouver, BC Canada V6C 2K2 + 1 604 609 3011 renee.eng@teekay.com Treasury, Ms. Renee Eng or to such other address, facsimile number or email address as the Charterers may notify to the Owners in accordance with this Clause 70. (c) Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place 71. Conflicts Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 77 (Waiver of immunity), the provisions of Clauses 32 (Definitions) to 77 (Waiver of immunity) shall prevail. 72. Survival of Charterers' obligations The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners on or before the termination in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder. 73. Counterparts This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes. 7 4. Confidentiality (a) The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than: (i) its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies; (ii) as may be required to be disclosed under applicable law or regulations or for the purpose of legal proceedings; (iii) in the case of the Owners, to any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements); (iv) in the case of the Charterers, to any Sub-charterer and any Sub-charter HongKong\2550533.3 65

Guarantor in respect of obtaining any consent required under the terms of any Sub-charter; and (v) the shipbuilder and the managers, the classification society and flag authorities as may be necessary in connection with the transactions contemplated hereunder. (b) Any other disclosure by each Party shall be subject to the prior written consent of the other Party. 75. Third Parties Act (a) Any person which is an Indemnitee or a Finance Party from time to time and is not a pruty to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Chruter in relation to the obligations of the Charterers to such Indemnitee or (as the case may be) Finance Party, subject to the provisions of Clause 76 (Law and jurisdiction) and the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 74. (b) Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter. 76. Law and jurisdiction (a) This Charter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law. (b) The parties to this Charter irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute (i) arising from or in connection with this Charter or (ii) relating to any non-contractual obligations arising from or in connection with this Charter and that any proceedings may be brought in those courts. (c) The parties to this Charter irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 76, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdiction. (d) The Charterers hereby appoint Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London SWIY 6JD, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter. (e) The Owners hereby appoint SH Process Agents Limited of 1 Finsbury Circus, London, EC2M 7SH, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter. 77. Waiver of immunity (f) To the extent that the Charterers may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other HongKong\2550533.3 66 legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Charterers or their assets or revenues, the Charterers agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction. (g) The Charterers consent generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. The Charterers agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act. 78. FATCA (a) For the purpose of this Clause 78, the following terms shall have the following meanings: "Code" means the United States Internal Revenue Code of 1986, as amended. "FATCA" means: (i) sections 1471 through 1474 of the Code and any associated regulations; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (iii) any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. "FATCA Deduction" means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by or under FATCA. (b) Each Party, Obligor or Finance Party (if applicable) may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party, Obligor or Finance Party (if applicable) shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. (c) Each Party, Obligor or Finance Party (if applicable) shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party, Obligor or Finance Party (if applicable) to whom it is making the payment. HongKong\2550533.3 67

SCHEDULE I RELATED VESSEL AND RELEVANT INFORMATION HongKong\2550533.3 68

SCHEDULE2 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE PROTOCOL OF DELIVERY AND ACCEPTANCE It is hereby certified that pursuant to a bareboat charter dated and made between Hai Jiao 1601 Limited (the "Owner") as owner and Creole Spirit L.L.C. (the "Bareboat Charterer") as bareboat charterer (as maybe amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) LNG carrier named m.v. "Creole Spirit" and registered under the laws and flag of The Commonwealth of Bahamas with IMO number 9681687 (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at hours (Beijing time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter. IN WITNESS WHEREOF, the Owner and the Bareboat Charterer have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this dayof 20[e]in[e]. THE OWNER HAl JIAO 1601 LIMITED by: Name: Title: Date: HongKong\2550533.3 69 THE BAREBOAT CHARTERER CREOLE SPIRIT L.L.C. by: Name: Title: Date:

SCHEDULE3 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE PROTOCOL OF DELIVERY AND ACCEPTANCE m.v. "Creole Spirit" Hai Jiao 1601 Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands (the "Owners") deliver to Creole Spirit L.L.C. of Tmst Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charterer dated [•] 20[•] (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers. Name of Vessel: Flag: Place of Registration: IMONumber: Gross Registered Tonnage: Net Registered Tonnage: Dated: At: hours ([Beijing] time) Place of deli very: THE OWNER HAl JIAO 1601 LIMITED by: Name: Title: Date: HongKong\2550533.3 m.v. "Creole Spirit" The Commonwealth of Bahamas Nassau 9681687 113,263 33,979 20[•] 70 THE BAREBOAT CHARTERER CREOLE SPIRIT L.L.C. by: Name: Title: Date:

SCHEDULE 4
SCHEDULE OF HIRE PERIOD AMORTISING PRINCIPAL OF EARLY TERMINATION AMOUNTS

Hire Period	Amount ('000,000US$)	Hire Period	Amount ('000,000US$)
1	$178.80	21	$145.60
2	$177.60	22	$143.60
3	$176.50	23	$141.50
4	$175.30	24	$139.40
5	$173.70	25	$137.30
6	$172.10	26	$135.10
7	$170.50	27	$133.00
8	$168.80	28	$130.80
9	$167.40	29	$128.60
10	$165.60	30	$126.30
11	$163.90	31	$124.00
12	$162.10	32	$121.70
13	$161.10	33	$119.30
14	$159.20	34	$116.90
15	$157.30	35	$114.50
16	$155.50	36	$112.10
17	$153.50	37	$109.70
18	$151.60	38	$107.10
19	$149.60	39	$104.60
20	$147.60	40	$100.00

HongKong\2550533.3 71

SCHEDULES FORM OF COMPLIANCE CERTIFICATE To: From: Teekay LNG Partners L.P. Dated: Dear Sirs LNG carrier with builder's hull number 2407 (the "Vessel") Bareboat charter dated [•] in relation to the Vessel (the "Charter") 1. We refer to the Charter. This is a Compliance Certificate. Terms defined in the Charter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate. 2. We confirm that as at the date as at which the financial statements accompanying this Compliance Certificate were drawn up: (a) (b) the Free Liquidity and Available Credit Lines (in aggregate) were: [ ] Dollars (US$[ ]); l the Net Debt to Net Debt plus Equity Ratio was not more than [] per cent. ([ and (c) the Tangible Net Worth was at least [ ] US Dollars (US$[ ]). Signed: ........................................ . Signed: ........................................ . Authorised Signatory Authorised Signatory HongKong\2550533.3 72 us ]%);

SIGNATURE PAGE ADDITIONAL CLAUSES TO BAREBOAT CHARTER FOR THE LNG CARRIER WITH BUILDER'S HULL NUMBER 2407 THE OWNERS HAl JIAO 1601 LIMITED by: Title: Date: II ;:: Jxanne Lorraine Chambers Attorney-in-fact HongKong\2550533.3 73 THE CHARTERERS CREOLE SPIRIT L.L.C. by: Title: Attorney-in-Fact Date: }/